   As filed with the Securities and Exchange Commission on December 16, 2002
                                                      Registration No. 333-
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               -----------------
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               -----------------
                         EDUCATION LENDING GROUP, INC.
            (Exact Name of Registrant as Specified in Its Charter)

        Delaware                     6700                    33-0851387
     (State or Other           (Primary Standard          (I.R.S. Employer
     Jurisdiction of       Industrial Classification   Identification Number)
    Incorporation or             Code Number)
      Organization)

 12760 High Bluff Drive                                 CT Corporation System
        Suite 210                                      818 West Seventh Street
  San Diego, California                                Los Angeles, California
          92130                                                 90017
     (858) 617-6080                                        (800) 888-9207
 (Address, Including Zip                              (Name, Address, Including
   Code, and Telephone                                 Zip Code, and Telephone
 Number, Including Area                                Number, Including Area
  Code, of Registrant's                                  Code, of Agent for
   Principal Executive                                        Service)
         Office)

                               -----------------

                                  COPIES TO:
                            Thomas A. Aldrich, Esq.
                               Thompson Hine LLP
                                3900 Key Center
                               127 Public Square
                          Cleveland, Ohio 44114-1291
                                (216) 566-5749

                               -----------------

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of the registration statement.

                               -----------------

   If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                               -----------------

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------
                                                   Proposed       Proposed
                                     Amount        Maximum        Maximum      Amount of
     Title of Each Class of           to be     Offering Price   Aggregate    Registration
   Securities to be Registered    Registered(1)    Per Unit    Offering Price    Fee(2)
------------------------------------------------------------------------------------------
Common Stock, par value $.001 per
  share..........................  15,765,829       $3.76       $59,279,517      $5,454
------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------

(1) Represents the maximum number of registered shares of Common Stock, par value $.001 per share, on a fully diluted basis, of Education Lending Group to be issued in exchange for outstanding shares of Common Stock, par value $.001 per share, of Education Lending Group determined on the basis of the applicable exchange ratio (1 registered share of Common Stock for each outstanding share of Common Stock of Education Lending Group).
(2) This fee has been calculated pursuant to Rule 457(f) under the Securities Act of 1933 based on the average high and low prices of a share of Education Lending Group Common Stock on December 9, 2002, as reported on the Nasdaq OTC Bulletin Board, to be cancelled in exchange for each share of Common Stock of Education Lending Group offered hereby.

                               -----------------

   Education Lending Group hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until Education Lending Group shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

The information in this Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.



                                  PRELIMINARY
                                  PROSPECTUS

                               -----------------

                         EDUCATION LENDING GROUP, INC.

                       f/k/a Direct III Marketing, Inc.
                            12760 High Bluff Drive
                                   Suite 210
                          San Diego, California 92130
                                (858) 617-6080

                               -----------------

                                EXCHANGE OFFER
                                      FOR
                     15,765,829 SHARES OF COMMON STOCK/1/

                               -----------------

   Education Lending Group, Inc. is offering to exchange one share of Common Stock, par value $.001 per share (registered by the registration statement of which this Prospectus is a part), for each outstanding share of Common Stock, par value $.001 per share, expiring at 5:00 p.m., Eastern Standard Time on
[      ], 2003, unless extended.

   The offered Common Stock is identical to our outstanding Common Stock, except that all of the shares of the offered Common Stock have been registered under the federal securities laws and, except for shares held by "affiliates" (see definition under "Transferability of Your Shares of Common Stock"), will not bear any legend restricting their transfer.

   Education Lending Group's Common Stock is listed on the Nasdaq OTC Bulletin Board under the symbol "EDLG". Education Lending Group's principal office is located at 12760 High Bluff Drive, Suite 210, San Diego, California 92130, and our telephone number is (858) 617-6080.

   The principal features of the Exchange Offer are as follows:

  .   Expires 5:00 p.m., Eastern Standard Time, on [      ], 2003, unless
      extended.

  . All outstanding shares of Common Stock that are validly tendered and not validly withdrawn will be accepted for exchange, subject to limited conditions.

  . Tenders must be made through the enclosed letter of transmittal or as otherwise specified in this Prospectus.

  . Tenders may be withdrawn at any time before the expiration of the Exchange Offer.

  .   Education Lending Group will not receive any proceeds from the Exchange
      Offer.

  . The exchange of Common Stock in the Exchange Offer should be a tax-free event for United States federal tax purposes.

  .   The offered Common Stock will be quoted on the OTC Bulletin Board.

  . Broker-dealers receiving offered Common Stock in exchange for outstanding Common Stock acquired for their own account through market-making or other trading activities must deliver a prospectus in any resale of the offered Common Stock. For 60 days after the expiration of the Exchange Offer, Education Lending Group will make this Prospectus available to broker-dealers for use in such resales.

   An investment in the offered Common Stock involves a high degree of risk. Risk factors begin on page [8] of this Prospectus.

   Neither the Securities and Exchange Commission nor any State securities commission has approved or disapproved these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

                    This Prospectus is dated [      ], 2003
--------
/1/  Represents outstanding shares of Common Stock on a fully diluted basis

                               TABLE OF CONTENTS

QUESTIONS AND ANSWERS........................................................................  1
SUMMARY......................................................................................  5

RISK FACTORS.................................................................................  8

SUMMARY SELECTED HISTORICAL FINANCIAL DATA................................................... 11

RECENT DEVELOPMENTS.......................................................................... 16
   Transactions in the Company's Securities.................................................. 16
   Name Change to Education Lending Group, Inc............................................... 16
   Increase in Board of Directors............................................................ 16
   Change in Public Accountants.............................................................. 16

BUSINESS..................................................................................... 17
   General................................................................................... 17
   Industry Overview......................................................................... 19
   Operational Plans......................................................................... 21
   Strategy.................................................................................. 21
   Competition............................................................................... 21
   Government Regulation..................................................................... 23
   Employees................................................................................. 23
   Description of Property................................................................... 24
   Legal Proceedings......................................................................... 24

THE EXCHANGE OFFER........................................................................... 25
   Purpose of Exchange Offer................................................................. 25
   Description and Effect of Exchange Offer.................................................. 25
   Expiration Date; Extension and Amendment.................................................. 25
   Transferability of the Offered Common Stock............................................... 26
   Procedures for Exercising Warrants and Stock Options and Tendering the Underlying
     Common Shares........................................................................... 26
   Procedures for Tendering Outstanding Stock................................................ 26
   Signatures on Letter of Transmittal....................................................... 27
   Determination of Valid Tenders; Education Lending Group's rights under the Exchange Offer. 28
   Book-Entry Transfer....................................................................... 28
   Guaranteed Delivery Procedures............................................................ 28
   Effect of Not Tendering Shares of Common Stock that are Not Freely Transferable........... 29
   Effect of Not Tendering Shares of Common Stock that are Freely Transferable............... 29
   Withdrawal Rights......................................................................... 29
   Conditions to the Exchange Offer.......................................................... 30
   Acceptance of Tendered Common Stock and Delivery of Newly Registered Common Stock......... 30
   Exchange Agent............................................................................ 31
   Accounting Treatment of Exchange Offer.................................................... 31
   Federal Income Tax Consequences of Exchange Offer......................................... 32
   Transfer Taxes............................................................................ 32
   No Funding Required to Acquire Tendered Shares............................................ 32
   No Solicitations or Recommendations....................................................... 32
   No Approvals Required for Exchange Offer.................................................. 33
   No Dissenters' Rights of Appraisal........................................................ 33

TRANSFERABILITY OF YOUR SHARES OF COMMON STOCK............................................... 34


MANAGEMENT'S DISCUSSION AND ANALYSIS................................................  35
   Forward-Looking Statements.......................................................  35
   Overview.........................................................................  35
   Results of Operations............................................................  36
   Liquidity and Capital Resources..................................................  38
   Critical Accounting Policies.....................................................  38

DESCRIPTION OF COMMON STOCK.........................................................  39

TRADING MARKET AND PRICE FOR COMMON STOCK; DIVIDENDS................................  39

DIRECTORS AND OFFICERS..............................................................  40
   Director Bios....................................................................  40
   Directors' and Officers' Interests and Participation in Exchange Offer...........  41

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS......................  42

EXECUTIVE COMPENSATION..............................................................  44
   Summary Compensation Table.......................................................  44
   Option Grants in Last Fiscal Year................................................  45
   Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Value.  45
   Agreements with Officers and Directors...........................................  46

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS......................................  46

EXPERTS.............................................................................  47

INDEMNIFICATION OF OFFICERS AND DIRECTORS...........................................  47

ADDITIONAL INFORMATION..............................................................  48

FORWARD LOOKING INFORMATION.........................................................  48

FINANCIAL STATEMENTS................................................................ F-1

                             QUESTIONS AND ANSWERS

   Through this Prospectus and the enclosed letter of transmittal, we are offering to exchange one share of our Common Stock (registered by the registration statement of which this Prospectus is a part) for each share of our Common Stock currently outstanding. The following are some of the questions you may have as a holder of Common Stock and answers to those questions.

What class and amount of securities are sought in the Exchange Offer?

   Education Lending Group is offering to exchange one newly registered share of Common Stock for each share of its Common Stock currently outstanding, regardless of whether each such share of Common Stock is currently registered. In the exchange, we will issue one registered share of Education Lending Group Common Stock for each outstanding share of Education Lending Group Common Stock tendered. For example, if you tender 50 shares of Education Lending Group Common Stock, you will receive 50 registered shares of Education Lending Group Common Stock.

Why is Education Lending Group making the Exchange Offer?

   Education Lending Group is making the Exchange Offer to provide holders of shares of Education Lending Group Common Stock that are not currently freely transferable the opportunity to exchange such shares for registered shares of Education Lending Group Common Stock that will be freely transferable, except for shares held by "affiliates" (see definition under "Transferability of Your Shares of Common Stock").

What is the benefit of owning the offered shares of Common Stock?

   Unlike shares of our Common Stock that are not currently freely transferable, shares of Common Stock that are being offered in the Exchange Offer have been registered with the Securities and Exchange Commission, will not bear any legend restricting their transfer (except for shares issued to "affiliates" of Education Lending Group, as defined under "Transferability of Your Shares of Common Stock"), and will be freely transferable by the holder (other than "affiliates") without regard to Rule 144 under the Securities Act of 1933.

What does Education Lending Group mean when it used the term "freely transferable" shares?

   As a general rule, securities may not be sold or otherwise transferred unless they are registered or there is an exemption from registration that covers the sale or transfer. One method of exempting a resale of securities from registration is to comply with the requirements of Rule 144 of the Securities Act of 1933, as amended. Where adequate current information concerning an issuer is available to the public, compliance with Rule 144 permits the public sale in ordinary trading transactions of limited amounts of restricted or other securities by "affiliates" and of restricted securities by persons who are not affiliates. An "affiliate" of an issuer is defined as a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such issuer. See "Transferability of Your Shares of Common Stock".

What if the Education Lending Group stock that I own is already freely transferable?

   Federal securities laws require that this Exchange Offer be made to all holders of Education Lending Group Common Stock. As a result, all outstanding shares of Education Lending Group Common Stock, whether or not currently freely transferable, may be tendered in the Exchange Offer. However, holders who tender shares of Education Lending Group Common Stock that are already freely transferable will not derive any benefit from the exchange of stock.

How do I know whether the shares of Common Stock that I own are currently freely transferable?

   Whether or not your shares of Common Stock are currently freely transferable depends upon the following factors:

  .   the type of transaction in which you purchased your stock;

  .   from whom you purchased your stock

  .   how long you have held your stock

  .   whether you are an "affiliate" of Education Lending Group

See "Transferability of Your Shares of Common Stock". If you are unsure as to the status of your shares of Common Stock after reading this Prospectus, you should consult your legal counsel.

What if I own warrants or stock options to purchase Common Shares?

   If you own warrants to purchase shares of the Company's Common Stock, you may exercise all or any portion of those warrants (pursuant to the terms of the warrant) and elect to exchange the underlying Common Stock for shares of the registered Common Stock to be issued in this offering. If you own vested stock options to purchase shares of the Company's Common Stock, you may exercise all or any portion of those stock options (subject to the terms of the stock option agreement) and elect to exchange the underlying Common Stock for shares of registered Common Stock to be issued in this offering. The Common Stock underlying options granted under the Company's Stock Option Plan has already been registered.

   The Company makes no recommendation regarding whether or when you should exercise your warrants or stock options. If you elect to exercise warrants or stock options in order to participate in the Exchange Offer, you must notify the Company of your exercise by delivering the necessary documentation to the Company (pursuant the terms of the warrant or stock option agreement) and notify the Exchange Agent of your tender by providing the necessary information in the letter of transmittal, in each case, prior to the termination date of the Exchange Offer.

When and how do I tender my shares?

   If you choose to tender your shares, and you are not following the "guaranteed delivery" guidelines described in this Prospectus, you must deliver the following documents to the Exchange Agent prior to the expiration of the Exchange Offer:

  .   Certificates representing the shares of Common Stock being tendered

  .   Letter of transmittal properly completed and duly executed

  .   All other documents required by the letter of transmittal

   If your shares of Education Lending Group Common Stock are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact the registered holder promptly to tender your shares through the Depository Trust Company ("DTC"). If you cannot provide the Exchange Agent with all of the required documents prior to the expiration of the Exchange Offer, you may obtain additional time to do so by submitting to the Exchange Agent a notice of guaranteed delivery, which must be certified by a broker, bank or other fiduciary that is a member of the Securities Transfer Agent Medallion Program or another eligible institution guarantee. You are also required to guarantee that these items will be received by the Exchange Agent within three New York Stock Exchange trading days, and, for your tender to be valid, the Exchange Agent must receive the missing items within that three trading-day period. For more information regarding the procedures for tendering your Common Stock, please see "The Exchange Offer--Procedures for Tendering Outstanding Stock."

What are the conditions of the Exchange Offer?

   There are no conditions to the Exchange Offer. However, Education Lending Group will not be required to complete the Exchange Offer, and may terminate or amend it, if any time before Education Lending Group accepts any tendered shares for exchange, Education Lending Group determines that the Exchange Offer violates any applicable law or order of the SEC or any governmental agency or court.

When does the Exchange Offer expire?

   The offer to exchange your shares of Education Lending Group Common Stock
will expire at 5:00 p.m., Eastern Standard Time, on [      ], 2003. If you
cannot deliver the certificates representing your Common Stock and the other documents required to make a valid tender by that time, you may be able to use a guaranteed delivery procedure. For more information regarding the time period for tendering your Common Stock, including the use of a guaranteed delivery procedure, see "The Exchange Offer--Expiration Date; Extension and Amendment."

May I withdraw shares after I have tendered them?

   Yes. You may withdraw tendered shares of Education Lending Group Common Stock at any time before the expiration of the Exchange Offer.

How can I withdraw previously tendered Common Stock?

   To withdraw previously tendered Common Stock, you must deliver a written notice of withdrawal to the Exchange Agent with all relevant information pertaining to the Common Stock you tendered. For more information regarding the procedures for withdrawing tendered Common Stock, please see the section of this Prospectus entitled "The Exchange Offer--Withdrawal Rights."

May the Exchange Offer be extended or amended?

   We may extend the Exchange Offer in our sole and absolute discretion, and we reserve the right to do so. During any extension of the Exchange Offer, the Common Stock that was previously tendered and not withdrawn will remain subject to the extended Exchange Offer. In addition, we expressly reserve the right to amend the Exchange Offer, and not to accept any Common Stock for any or no reason within our sole and absolute discretion. For more information regarding our right to extend or amend the Exchange Offer, see "The Exchange Offer--Expiration Date; Extension and Amendment."

Does Education Lending Group recommend that I accept the Exchange Offer?

   Although Education Lending Group's Board of Directors has approved the Exchange Offer, neither Education Lending Group nor its Board of Directors makes any recommendations as to whether you should tender your shares of Common Stock in exchange for the offered shares of Common Stock. Each stockholder must determine whether to participate in the Exchange Offer.

How will I be notified if the Exchange Offer is extended or amended?

   If we extend or amend the Exchange Offer, we will issue a press release or another form of public announcement. In the case of an extension, a release or announcement will be issued no later than 9:00 a.m., Eastern Standard Time, on the next business day after the previously scheduled expiration date of the Exchange Offer. For more information regarding notification of extensions or amendments of the Exchange Offer, see "The Exchange Offer--Expiration Date; Extension and Amendment."

What happens if my Common Stock is not accepted for exchange?

   If we decide for any reason not to accept any Common Stock, we will return the Common Stock to the registered holder at our expense promptly after the expiration or termination of the Exchange Offer. In the case of Common Stock tendered by book-entry transfer into the Exchange Agent's account at DTC, DTC will credit any withdrawn or unaccepted Common Stock to the tendering holder's account at DTC. See "The Exchange Offer--Expiration Date; Extension and Amendment" and "The Exchange Offer Withdrawal Rights."

What is the effect of the Company's name change on my shares of Common Stock?

   The Company's name change to Education Lending Group, Inc., from Direct III Marketing, Inc., and the corresponding change in the Company's CUSIP number have no effect on shares of the Company's Common Stock.

Who can I contact for additional information and assistance?

   If you have questions regarding the information in this Prospectus or the procedures for tendering in the Exchange Offer or require assistance in tendering your Common Stock, please contact the Exchange Agent. If you would like additional copies of this Prospectus, our Annual Report on Form 10-KSB for the year ended December 31, 2001, our Quarterly Report on Form 10-QSB for the quarter ended September 30, 2002, our Current Reports on Form 8-K or our Annual Meeting Proxy Statement, please contact either the Exchange Agent or Education Lending Group.

   You may contact the Exchange Agent at:

                         Interwest Transfer Co., Inc.
                             1981 East 4800 South
                                   Suite 100
                          Salt Lake City, Utah 84117
                           Telephone: (801) 272-9294
                           Facsimile: (801) 277-3147

   For more information regarding Education Lending Group, please contact us at:

                         Education Lending Group, Inc.
                       12760 High Bluff Drive, Suite 210
                          San Diego, California 92130
                            Attn: Douglas L. Feist
            Executive Vice President, Secretary and General Counsel
                                (858) 617-6080

                                    SUMMARY

   This summary highlights some of the information in this Prospectus and does not contain all of the information that is important to you. To understand the Exchange Offer fully and for a more complete description of the Exchange Offer, we urge you to read carefully this entire document, including the exhibits and other documents to which we have referred you.

The Exchange Offer (page 25)

   Education Lending Group is offering to all holders of our Common Stock the opportunity to exchange for each outstanding share of Education Lending Group Common Stock, par value $.001 per share, one registered share of Education Lending Group Common Stock, par value $.001 per share. The shares of Common Stock offered are identical to the outstanding shares of Common Stock, except that all of the shares of Common Stock offered have been registered under the federal securities laws, certificates representing such shares will not bear any legend restricting their transfer (except for shares held by "affiliates," as defined under "Transferability of Your Shares of Common Stock"), and the shares will be freely transferable by the holder (except for shares held by "affiliates").

Transferability of the Offered Common Stock (page 26)

   Education Lending Group believes that the offered Common Stock may be resold by the holder, or any other person receiving such Common Stock, without compliance with the registration requirements of the federal securities laws if
(1) the person receives the Common Stock in the ordinary course of business,
(2) the person does not intend to engage in a distribution of the Common Stock, does not have any arrangements or understandings with anyone to participate in a distribution of the Common Stock and is not acting as an underwriter or a dealer, (3) the person is not an "affiliate" (as defined under "Transferability of Your Shares of Common Stock") of Education Lending Group, and (4) the person is not acting on behalf of any person or entity who does not fulfill these requirements.

Expiration, Extension or Amendment of Exchange Offer (page 25)

   The offer to exchange shares of Common Stock will expire at 5:00 p.m.,
Eastern Standard Time, on [      ,  ], 2003. Education Lending Group may extend
this period at its discretion. Education Lending Group also expressly reserves the right to amend or terminate the Exchange Offer, and not to accept any Common Stock if any of the conditions to the exchange offer should not occur or for any other reason within its discretion.

Effect of Not Tendering Your Shares (page 29)

   After the completion of the Exchange Offer, the outstanding Common Stock that was not tendered and is not otherwise freely transferable will remain subject to restrictions on transfer. If your shares of Common Stock are currently freely transferable, you will derive no benefit from tendering your shares.

Procedures for Exercising Warrants or Stock Options and Tendering the Underlying Common Shares (page 26)

   If you own warrants or stock options to purchase shares of the Company's Common Stock, you may exercise all or any portion of those warrants or stock options (subject to the terms of the warrant or stock option agreement) and elect to exchange the underlying Common Stock for shares of the registered Common Stock to be issued in this offering. The Company makes no recommendation regarding whether or when you should exercise your warrants or stock options. If you elect to exercise warrants or stock options in order to participate in the Exchange Offer, you must notify the Company of your exercise by delivering the necessary documentation to the Company (pursuant to the terms of the warrant or stock option agreement) and notify the Exchange Agent of your tender by providing the necessary information in the letter of transmittal, in each case, prior to the termination date of the Exchange Offer. The procedures for tendering Common Stock issued in connection with such exercise will be the same as set forth below under the heading "Procedures for Tendering Common Stock" except that you will not receive any share certificates in connection with the exercise of your warrants or stock options until after the completion or termination of the Exchange Offer.

Procedures for Tendering Common Stock (page 26)

   Only holders of outstanding shares of Education Lending Group Common Stock may tender such shares in response to the Exchange Offer. If you hold Common Stock in certificated form and you wish to tender your shares, you should send the certificates, along with a letter of transmittal and other necessary documentation, to the Exchange Agent. If you hold Common Stock in "street name" and you wish to tender your shares, you should tender your Common Stock by using the book-entry procedures discussed below in this Prospectus. The method of delivery of certificates of Common Stock and other required documents is at your discretion. If you deliver the documents by mail, we recommend you use registered mail, properly insured, with return receipt requested. Please allow sufficient time for delivery.

Signatures in Letter of Transmittal (page 27)

   Signatures on a letter of transmittal must be guaranteed unless you are either a registered holder of Common Stock and have not completed the box entitled "Special Delivery Instructions" on the letter of transmittal, or, you are tendering Common Stock for the account of an eligible guarantor institution.

   If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantor must be an eligible guarantor institution. If you plan to sign the letter of transmittal but you are not the registered holder of your Common Stock, you must have the certificates representing the Common Stock signed by the registered holder of the Common Stock and that signature must be guaranteed by an eligible guarantor institution. You may also send a separate instrument of transfer or exchange signed by the registered holder and guaranteed by an eligible guarantor institution. That instrument must be in a form satisfactory to us in our sole discretion. In addition, if a person or persons other than the registered holder or holders of Common Stock signs the letter of transmittal, certificates for the Common Stock must be endorsed, or accompanied by stock powers, exactly as the name or names of the registered holder or holders that appear on the certificates for Common Stock.

   If you are a trustee, executor, administrator, guardian, attorney-in-fact or officer of a corporation, or act in a similar fiduciary or representative capacity, and wish to sign the letter of transmittal or any certificates for Common Stock, you must indicate your status when signing. If you are acting in any of these capacities, you are required to submit proper evidence satisfactory to the Exchange Agent of your authority to so act unless we waive this requirement.

Book-Entry Transfer (page 28)

   Once the required accounts have been established at DTC for the Common Stock tendered in the Exchange Offer, any financial institution that is a participant in DTC's system may make book-entry delivery of Common Stock by causing DTC to transfer the Common Stock into the Exchange Agent's account at DTC in accordance with DTC's procedures for transfer. Although delivery of the Common Stock may be effected through book-entry transfer at DTC, the letter of transmittal and any required signature guarantees, or an agent's message and any other required documents, must be received by the Exchange Agent prior to the expiration of the Exchange Offer.

Guaranteed Delivery Procedures (page 28)

   If you wish to tender your Common Stock, but the certificates for the Common Stock are not immediately available, you do not have enough time to deliver your certificates representing the Common Stock or other required documents to the Exchange Agent before the expiration of the Exchange Offer, or the procedure for book-entry transfer cannot be completed before the expiration of the Exchange Offer, you may effect a tender of your Common Stock through the guaranteed delivery procedures described in this Prospectus.

Determination of Valid Tenders (page 28)

   All questions as to the validity, form, eligibility, including time of receipt, and acceptance of Common Stock tendered for exchange will be determined by Education Lending Group in its sole and absolute discretion. Neither Education Lending Group, the Exchange Agent, nor any other person has any duty to give notification of any defect or irregularity with respect to any tender of Common Stock for exchange, nor will they have any liability for failure to give such notification.

Withdrawal Rights (page 29)

   You may withdraw tendered Common Stock at any time prior to the expiration of the Exchange Offer. For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent prior to the expiration of the Exchange Offer at the address listed in this Prospectus under the caption "The Exchange Offer--Exchange Agent." Any Common Stock properly withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer.

Conditions of the Exchange (page 30)

   There are no conditions to the Exchange Offer except that Education Lending Group will not be required to complete the Exchange Offer and may terminate or amend it if, at any time before Education Lending Group accepts any tendered shares of Common Stock, the Exchange Offer is determined to violate any applicable law or any applicable interpretation of the SEC or any court or government agency.

Federal Income Tax Considerations (page 32)

   The exchange of currently outstanding Common Stock for Common Stock offered in the Exchange Offer should not constitute a sale or exchange for federal income tax purposes. As a result, holders of currently outstanding Common Stock will not recognize gain or loss on the exchange. A holder's tax basis in the Common Stock received should be the same as the holder's tax basis in its currently outstanding Common Stock.

Exchange Agent (page 31)

   Education Lending Group has appointed Interwest Transfer Co., Inc. as the Exchange Agent for the Exchange Offer. All executed letters of transmittal, stock certificates and other required documentation should be sent directly to the Exchange Agent at the address provided in this Prospectus. All questions regarding the procedures for tendering in the Exchange Offer should be directed to the Exchange Agent. Delivery of any required documentation to a party other than the Exchange Agent is not valid delivery.

                                 RISK FACTORS

   You should consider carefully the following factors in addition to the other information and financial data included in this Prospectus before determining whether to tender your shares. The risks described below are not the only ones we are facing. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations.

Education Lending Group has a limited operating history and we have not experienced multiple years of profitable operations.

   We have a limited operating history. Our revenues since our inception in March 1999 have been limited. We did not begin generating revenues from operations relating to originating, purchasing and providing services related to the student loan industry until September 2001. We will continue to devote substantial resources to developing our business to become a full service provider of financial aid products to students, parents and schools. As a result, we anticipate that we may continue to incur significant losses in the near future.

Education Lending Group's revenues are tied to interest rates and changes in interest rates have a direct impact on our business.

   The revenues of the Company are generated from the spread between the interest earned on student loans and the cost of borrowing. Accordingly, Education Lending Group is subject to the risk of fluctuations in net interest income due to changes in interest rates. When interest rates rise, our interest spread tightens and our results of operations are negatively impacted. There can be no assurances that these factors or other factors will not negatively impact the Company's results of operations in any future period.

   Increased prepayments of student loans we service, as a result of interest rate fluctuations, may result in increased amortization of the acquisition costs. Increased prepayments of loans in the economy in general result in reductions in the market value of the student consolidation loans acquired due to shorter estimated lives. The valuation of student consolidation loans utilizes a number of estimates of future performance which make the determination of market values an inherently subjective process. If the market value of the student consolidation loans goes below our book value, we will record additional allowances for impairment of those assets which will reduce our earnings. Fluctuations in short-term interest rates can also result in declines in the market value of the student consolidation loans and, consequently, impairment. This is because a portion of the value of the student consolidation loans is derived from the ability to invest the idle cash generated. Additionally, a portion of the value of the student consolidation loans is derived from the potential floor income which fluctuates on a year over year basis as interest rates fluctuate.

Changes in the government regulation of the student loan industry could negatively impact our business and results of operations.

   In 1986, the federal government began a loan consolidation program that allows college or graduate school students with variable-rate federal education loans to merge them into a single loan guaranteed by the government, with a fixed rate, to be applied over a term up to 30 years. These are the types of student loans that our subsidiary, Education Lending Services, Inc. (formerly known as Grad Partners, Inc.), consolidates. Reauthorization for the Higher Education Act of 1965, as amended, occurs every three years, and reauthorization by Congress is scheduled prior to July 1, 2003. The reauthorization may impact the business and value of the federal student loans originated by Education Lending Group.

Education Lending Group's acquisition strategy includes numerous risks, including significant acquisition costs, the management of a larger enterprise and the diversion of management's attention which could cause our overall business operations to suffer.

   Our growth strategy includes making acquisitions, but we may be unable to locate suitable acquisition candidates. In addition, acquisitions that Education Lending Group may make will involve risks, including the costs involved in consummating an acquisition, the successful integration and management of acquired operations and related personnel and technology. The integration of acquired businesses may also lead to the loss of key employees of the acquired companies and diversion of management's attention from ongoing business concerns. Education Lending Group can provide no assurance that any acquisitions will be made, that it will be able to obtain the financing necessary to effect such transactions or that any acquisition made will be successful.

The financial strength of our competitors could allow them to invest more resources than Education Lending Group in sales and marketing and therefore to gain market share against Education Lending Group.

   Education Lending Group competes with a variety of companies in the student loan industry. Most of our competitors are much larger than us and have greater financial resources than we do. As a result, these competitors may be better able to withstand volatility within the industry or the economy as a whole while maintaining greater operating and financial flexibility than Education Lending Group. This advantage could allow these competitors to invest more resources than Education Lending Group in sales and marketing and other areas and, therefore, to gain market share against Education Lending Group. We can not be sure that our products and services will be able to be successfully marketed in this competitive environment.

The requirement that we comply with numerous governmental rules and regulations could cause us to incur substantial costs.

   Education Lending Group is subject to extensive federal and state laws relating to the student loan industry. We expect to incur ongoing administrative expenses to maintain compliance with these laws and regulations. We cannot predict the laws that may be enacted in the future or how existing or future laws will be administered or interpreted. In the future, we could incur increased costs in connection with the enactment of new laws or the more vigorous enforcement or stricter interpretation of existing laws. These costs could be material to Education Lending Group.

You may have difficulty selling your shares of Common Stock because of the limited trading volume for our shares of Common Stock. Additionally, certain limitations result from our stock being listed on the OTC Bulletin Board.

   Because Education Lending Group's stock is traded only on the OTC Bulletin Board there may be less coverage by security analysts, the trading price may be lower, and it may be more difficult for our stockholders to dispose of, or to obtain accurate quotations as to the market value of, our Common Stock. Additionally, this could serve to limit the distribution of news relating to Education Lending Group, limit investor interest in our stock and restrict our ability to issue additional stock and secure additional financing. One or more of these factors could serve to depress the liquidity and market prices of Education Lending Group's Common Stock.

   Although our Common Stock is currently quoted on the OTC Bulletin Board, we our investigating the ability to list our Common Stock on an alternative exchange or quotation service. Our management does not know if we will be able to list our Common Stock on an alternative exchange or quotation service due to the various quantitative listing requirements. There can be no assurance that our Common Stock will be approved for listing on any other exchange or quotation service or that the approval of any such alternative listing will help to increase the liquidity or trading volume of our Common Stock.

The value of Education Lending Group's Common Stock may decline due to factors beyond our control.

   Although there is a public market for shares of Education Lending Group's Common Stock, the trading volume for Education Lending Group's Common Stock is low, and the stock may trade at relatively low prices, depending on many factors, including prevailing interest rates. The liquidity of, and the trading market for, Education Lending Group's Common Stock may also be adversely affected by general declines in the market for similar securities. Such decline could adversely affect the liquidity of, and trading market for, Education Lending Group's Common Stock independent of the financial performance and business prospects of Education Lending Group. We cannot assure you that the trading price of our Common Stock will not decline after you elect to participate in the Exchange Offering.

The loss of key personnel could adversely affect Education Lending Group's future success.

   The success of Education Lending Group's business is dependent upon the continued services of Robert deRose, Chairman of the Board and Chief Executive Officer, Michael H. Shaut, Director, President and Chief Operating Officer, James G. Clark, Director, Executive Vice President and Chief Financial Officer, Douglas L. Feist, Director, Executive Vice President, Secretary and General Counsel, and Fabrizio Balestri, President and Chief Executive Officer of Student Loan Xpress, Inc., a subsidiary of Education Lending Group. The loss of any of these key persons due to death, disability or termination of employment could adversely affect Education Lending Group's business, financial conditions or results of operations.

Our Common Stock is unlikely to produce dividend income for the foreseeable future.

   Education Lending Group has never paid a cash dividend on our Common Stock and does not anticipate paying cash dividends for the foreseeable future. We intend to reinvest any funds that might otherwise be available for the payment of dividends in further development of the business.

The Education Lending Group Common Stock is subject to dilution and, as a result, your ownership interest in Education Lending Group and the related value of your Common Stock may decline.

   Education Lending Group has outstanding warrants to purchase 1,632,750 shares of our Common Stock and outstanding options to purchase approximately 2,983,995 shares of our Common Stock. Exercise of these securities would result in substantial dilution to our shareholders.

                  SUMMARY SELECTED HISTORICAL FINANCIAL DATA

   The following table summarizes selected financial data of the Company derived from the audited consolidated financial statements of the Company as of and for the years ended December 31, 2001, 2000, and 1999 and from the unaudited consolidated financial statements as of and for the nine months ended September 30, 2002.

   The information set forth below and on pages 12 through 15 should be read in conjunction with "Management's Discussion and Analysis," the consolidated financial statements, and the related notes and other financial information of the Company included in this Prospectus.

                                                  Nine
                                              Months Ended           Year Ended December 31,
                                          September 30, 2002(1)   2001(2)      2000        1999
                                          --------------------- ----------  ----------  ---------
Net interest income/(expense)............    $    2,137,074       (184,958)         --         --
Other revenue............................         1,065,027         72,082      66,210     12,407
Operating expenses.......................        22,311,801      4,012,392   1,079,791    388,197
Net (loss) applicable to common stock....       (19,114,966)    (4,126,868) (1,014,381)  (376,590)
Basic and diluted (loss) per common share             (1.92)         (0.78)      (0.24)     (0.16)
Average number of common shares
  outstanding............................         9,962,192      5,297,240   4,301,083  2,319,142
At end of period:
   Student loans, net....................       114,476,119     44,446,940          --         --
   Total assets..........................     1,243,994,468     51,424,305     352,495     69,525
   Warehouse loan facility...............       210,318,088     50,000,000          --         --
   Total liabilities.....................     1,261,274,010     50,721,217      92,761    366,571
   Stockholders' equity/(deficit)........       (17,279,542)       703,088     259,734   (297,046)

--------
(1) The unaudited consolidated financial statements furnished herein include all adjustments necessary for a fair presentation of the results for the nine months ended September 30, 2002. These interim figures are not necessarily indicative of results for a full year.
(2) Student loan operations began in September, 2001.

                          CONSOLIDATED BALANCE SHEETS

                                                             September 30, 2002 December 31, 2001
                                                                (Unaudited)          Audited
                                                                -----------          -------
                                             ASSETS
Current assets:
   Student loans, net.......................................   $  114,476,119      $44,446,940
   Student loans, net (securitized).........................      754,535,631               --
   Warehouse loan facility advances.........................       93,737,551        4,232,634
   Financing facilities.....................................      265,686,592               --
   Cash and cash equivalents................................        3,281,458        1,705,113
   Interests and other receivables..........................        6,567,297          339,376
   Property and equipment, net..............................        1,060,317          409,957
   Deferred financing costs.................................        4,035,801          115,556
   Other....................................................          613,702          174,729
                                                               --------------      -----------
Total Assets................................................   $1,243,994,468      $51,424,305
                                                               ==============      ===========

                              LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Series 2002 Notes........................................   $1,023,000,000      $        --
   Warehouse loan facility..................................      210,318,088       50,000,000
   Accounts payable.........................................        7,245,284          530,842
   Accrued expenses and other liabilities...................       20,710,638          190,375
                                                               --------------      -----------
Total Liabilities...........................................   $1,261,274,010      $50,721,217
                                                               ==============      ===========
Stockholders' equity:
   Preferred stock--$.001 par value, 10,000,000 shares
     authorized.............................................               --               --
   Common stock--$.001 par value, 40,000,000 shares
     authorized; 10,314,084 and 9,156,417 shares issued and
     outstanding, respectively..............................           10,314            9,156
   Additional paid in capital...............................        7,345,903        6,214,727
   Accumulate deficit.......................................      (24,635,759)      (5,520,795)
                                                               --------------      -----------
Total stockholders' equity (deficit)........................      (17,279,542)         703,088
                                                               --------------      -----------
Total liabilities and stockholders' equity (deficit)........   $1,243,994,468      $51,424,305
                                                               ==============      ===========

                          CONSOLIDATED BALANCE SHEETS
                          December 31, 2001 and 2000

                                                                               2001         2000
                                                                               ----         ----
                                              ASSETS
Current assets:
   Student loans, net..................................................... $44,446,940  $        --
   Warehouse loan facility advances.......................................   4,232,634           --
   Cash and cash equivalents..............................................   1,705,113      279,181
   Interests and other receivables........................................     339,376           --
   Other..................................................................     153,240       50,115
                                                                           -----------  -----------
Total current assets......................................................  50,877,303      329,296
                                                                           -----------  -----------
Property and equipment, net...............................................     409,957       18,940
                                                                           -----------  -----------
Other assets:
   Deferred financing costs...............................................     115,556           --
   Other..................................................................      21,489        4,259
                                                                           -----------  -----------
Total other assets........................................................     137,045        4,259
                                                                           -----------  -----------
Total assets.............................................................. $51,424,305  $   352,495
                                                                           ===========  ===========

                               LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable....................................................... $   530,842  $    60,159
   Accrued expenses and other liabilities.................................     190,375       32,602
                                                                           -----------  -----------
Total current liabilities.................................................     721,217       92,761
                                                                           -----------  -----------
Warehouse loan facility...................................................  50,000,000           --
                                                                           -----------  -----------
Stockholders' equity:
   Preferred stock--$.001 par value, 10,000,000 shares authorized.........          --           --
   Common stock--$.001 par value, 40,000,000 shares authorized;
                 9,156,417 and 4,410,250 shares issued and outstanding at
                 December 31, 2001 and 2000, respectively.................       9,156        4,410
   Additional paid in capital.............................................   6,214,727    1,875,590
   Retained deficit.......................................................  (5,520,795)  (1,393,927)
                                                                           -----------  -----------
                                                                               703,088      486,073
   Less: notes receivable from shareholders...............................          --     (226,339)
                                                                           -----------  -----------
Total stockholders' equity................................................     703,088      259,734
                                                                           -----------  -----------
Total liabilities and stockholders' equity................................ $51,424,305  $   352,495
                                                                           ===========  ===========

                     CONSOLIDATED STATEMENTS OF OPERATIONS
             For the Nine Months Ended September 30, 2002 and 2001

                                  (Unaudited)

                                                            2002          2001
                                                            ----          ----
Interest Income:
              Student loans, net....................... $ 11,884,246  $     2,851
              Investments..............................    1,803,817        1,317
                                                        ------------  -----------
                                                          13,688,063        4,168
                                                        ------------  -----------
Cost of interest income:
              Interest related expenses................    9,483,133        2,405
              Loan servicing and other fees............    2,067,856       54,583
                                                        ------------  -----------
Total Cost of Loan Financing...........................   11,550,989       56,988
Net Interest Income....................................    2,137,074      (52,820)
                                                        ------------  -----------
Other income
              Gain on sale of student loans............    1,051,995           --
              Other....................................       13,032       19,914
                                                        ------------  -----------
                                                           1,065,027       19,914
                                                        ------------  -----------
Operating Expenses:
              General and administrative...............    5,662,511    1,316,055
              Sales and marketing......................   16,649,290      396,370
                                                        ------------  -----------
Total Operating Expenses...............................   22,311,801    1,712,425
                                                        ------------  -----------
Loss Before Income Tax Provision.......................  (19,109,700)  (1,745,331)
Income tax provision...................................        5,266          800
                                                        ------------  -----------
Net loss............................................... $(19,114,966) $(1,756,131)
                                                        ============  ===========
Net loss per share:
              Basic.................................... $      (1.92) $     (0.35)
                                                        ============  ===========
Weighted average common shares outstanding:
              Basic....................................    9,962,192    5,008,396
                                                        ============  ===========

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                For the Years Ended December 31, 2001 and 2000

                                                                    2001         2000        1999
                                                                    ----         ----        ----
Interest Income:
              Student loans, net............................... $   156,224  $        --  $       --
              Investments......................................      16,826           --          --
                                                                -----------  -----------  ----------
                                                                    173,050           --          --
                                                                -----------  -----------  ----------
Cost of interest income:
              Interest and related expenses....................     274,586           --          --
              Loan servicing fees..............................      83,422           --          --
                                                                -----------  -----------  ----------
                                                                    358,008           --          --
                                                                -----------  -----------  ----------
Net interest expense...........................................    (184,958)          --          --
                                                                -----------  -----------  ----------
Other income...................................................      72,082       66,210      12,407
Operating expenses:
              General and administrative.......................   2,903,306      506,148     303,688
              Legal and professional...........................   1,007,218      184,110      72,756
              Interest expense on stockholder loans............      74,634       15,070       9,058
              Note receivable reserve..........................          --      370,417          --
              Depreciation.....................................      27,234        4,046       2,695
                                                                -----------  -----------  ----------
Total operating expenses.......................................   4,012,392    1,079,791     388,197
                                                                -----------  -----------  ----------
Loss before income tax provision...............................  (4,125,268)  (1,013,581)   (375,790)
Income tax provision...........................................       1,600          800         800
                                                                -----------  -----------  ----------
Net loss....................................................... $(4,126,868) $(1,014,381) $ (376,590)
                                                                ===========  ===========  ==========
Net loss per share:
              Basic............................................ $    (0.779) $    (0.236) $   (0.162)
                                                                -----------  -----------  ----------
Weighted average common shares outstanding:
              Basic............................................   5,297,240    4,301,083   2,319,142
                                                                -----------  -----------  ----------

                              RECENT DEVELOPMENTS

Transactions in the Company's Securities

   During the 60 days prior to the date of this Prospectus, the Company received proceeds of $[195,000] related to the purchase of [195,000] shares of Common Stock for $[1.00] per share in connection with the exercise of warrants. Sales were made pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933. Additionally, in the past 60 days, the Company granted incentive stock options under its 1999 Stock Option Plan, as amended, for the purchase of [40,500] shares at an exercise price of the fair market value on the date of grant. All employee stock options granted under the plan vest over a three-year period and expire at the end of ten years. The exercise price was determined by the Compensation Committee of the Board of Directors pursuant to the provisions of the Stock Option Plan.

Name Change to Education Lending Group, Inc.

   During 2001, the Company shifted the focus of its business to the student loan industry and decided that the name Direct III Marketing, Inc. did not reflect this change in focus. Accordingly, at the Annual Meeting of Stockholders held on May 20, 2002, the Company submitted, and the stockholders approved, a proposal to amend the Company's Certificate of Incorporation in order to change the Company's name from Direct III Marketing Inc. to Education Lending Group, Inc. The Company filed an Amended and Restated Certificate of Incorporation with the Delaware Secretary of State that was accepted on May 21, 2002. As a result of the name change, the Company was issued a new CUSIP number for its Common Stock. Neither the name change nor the change in CUSIP number has any effect on the shares of the Company's Common Stock.

Increase in Board of Directors

   Effective May 21, 2002, the Company increased its Board of Directors from 6 to 7 persons in order to add another independent Director to the Company's Audit Committee. The new director, Richard J. Hughes, was appointed on May 21, 2002 and will serve until the next Annual Meeting of stockholders, unless he sooner resigns or is replaced or removed.

Change in Public Accountants

   On July 8, 2002, the Company dismissed Swenson Advisors, LLP as the Company's independent public accountants and engaged PricewaterhouseCoopers as the Company's independent public accountants. The decision to change the Company's public accountants was based upon a recommendation of the Company's Board of Directors.

                                   BUSINESS

General

   The Company was incorporated on March 26, 1999 as Direct III Marketing Group, Inc., now known as Education Lending Group, Inc. All of the outstanding shares of capital stock of the corporation were initially owned by Whirlwind Ventures, Inc., a Florida corporation. On May 24, 1999, Whirlwind Ventures, Inc., was merged into the Company, with the Company being the surviving corporation and assuming all obligations and obtaining all rights of Whirlwind Ventures, Inc. On the merger date, each issued and outstanding share of Whirlwind Ventures, Inc. was exchanged for one share of capital stock of the Company, and the outstanding shares of Common Stock of the Company owned by Whirlwind Ventures, Inc. at the time of the merger were cancelled.

   Education Lending Group, through its subsidiaries, markets products and services to the financial services industry, primarily in the educational financing marketplace. The Company intends to become a leading student loan marketer and originator, both through acquisitions and in leveraging existing platforms. The Company has incorporated Education Lending Services, Inc. (formerly knows as Grad Partners, Inc.) and Student Loan Xpress, Inc., as wholly owned subsidiaries. In addition, a special purpose bankruptcy remote entity, Education Funding Resources, LLC (formerly known as Grad Partners Premier, LLC), was formed by Education Lending Services, Inc. as its sole member in order to facilitate the loan origination and funding process and secondary market acquisitions. The Company has also formed Education Funding Capital I, LLC to participate in the permanent financing securitization of its student loans assets.

   Education Lending Services, Inc. was formed by the Company to originate federally guaranteed consolidation loans doing business as "Consolidation Assistance Program" and/or "CAP". The federally guaranteed consolidation loan program ("CLP") is designed to make student loan repayment more convenient and affordable by combining a borrower's existing eligible federal student loans into a single new federally guaranteed loan. The CLP features flexible repayment terms that can extend the maturity on the borrower's original loans and allow a borrower to customize a monthly repayment plan that meets his or her financial needs. Additionally, the CLP fixes the borrower's interest rate going forward for the life of the loan with no prepayment fees.

   The Company's Management believes that it can compete effectively in the consolidation loan marketplace, as the competition to date is limited. Collegiate Funding Services, LLC represents the largest competitor in the market with a market share in excess of 20%. The opportunity for the Company in the student consolidation loan market is strengthened by the fact that the other large competitor, the U.S. Department of Education's Direct Lending Consolidation Program, as an agency of the Federal Government, does not actively pursue new customers through the direct marketing methods utilized by the Company. Furthermore, other large lenders have not been aggressive in the marketing of their federally guaranteed student consolidation loans. These lenders have typically avoided the consolidation market because they find it less financially attractive than holding their existing student loans without consolidation. These potential competitors prefer to avoid cannibalizing the returns on the assets that they currently hold. By consolidating their existing portfolios, large lenders would extend the typical ten-year maturity to fifteen years or longer, and would be compelled to pay an annual fee of 1.05% to the Department of Education. Thus, they would extend the maturity and decrease their returns on their existing portfolio of student loans. Likewise, secondary markets, which hold the majority of student loans that are currently in repayment, have largely avoided student consolidation loans for the same reasons. These banks and secondary market holders have only been willing to engage in defensive consolidations (i.e., they reluctantly consolidate loans for borrowers in their portfolio who ask for consolidation and extended repayment terms). Management feels that it can carve out a service-oriented niche in this marketplace utilizing state of the art technology.

   Education Lending Services, Inc., doing business as the "Grad Partners Program," introduced a product to provide student loan services in tandem with the graduate school programs at colleges and universities using a novel approach to the student loan marketplace. The Grad Partners Program partners with graduate schools to enable them to participate as an eligible lender under the Federal Family Education Loan Program ("FFELP") and share in their student loan profitability. The Grad Partners Program provides the school with funds to use for student financial aid and scholarships through the acquisition of student loans originated by the schools.

   The objective of the Company is to propel the Grad Partners "School as Lender" Program into a prominent market position during its initial phase of operations by partnering with graduate schools, thus enabling the Grad Partners Program to deliver a school's entire graduate student loan portfolio. Education Lending Services, Inc. has business relationships with certain loan servicers, trustees, and financial institutions which allow it to offer a "turnkey process" by which a school may become a FFELP lender and originate and sell its student loans to Education Lending Services, Inc. Participating schools, while incurring modest cost and risk, will begin to participate in the profitability of the student loan market by joining forces with Education Lending Services, Inc. The school receives an eligible lender number from the Department of Education and then lists itself and its own loan products as a preferred product for its incoming students. Many schools will use the fee income they receive to make their loans more affordable to their students thus ensuring that they provide most, if not all of their loans. The actual origination, disbursement, and servicing of their loans is handled by third party contractors on an outsourced basis which has been pre-established for the school by Education Lending Services, Inc. Immediately after the loans are funded, they are sold to Education Lending Services, Inc., for a premium. It is anticipated that the growth from these mutually beneficial school relationships should allow Education Lending Services, Inc. to also become a provider of undergraduate loans and consolidation loans for graduates as the schools gain confidence in the quality services provided by Education Lending Services, Inc.

   Education Lending Services, Inc. intends to provide graduate schools a significant premium (based on the asset value of the school's student loans) on their student loans upon their sale to Education Lending Services, Inc. Education Lending Services, Inc. is positioned to provide the school a highly efficient single point of delivery loan origination system, while also paying the school a lender premium on its graduate loans. Such premium amounts are not currently available from other providers in the marketplace. A school's ability to generate funds that can be used for student aid, reduction of origination fees for students, or scholarships is especially attractive today, given the ever increasing cost of college education and the substantial need for financial aid at all schools today. Of the top 100 FFELP lenders, nine are graduate schools operating as their own lender. Management has initially targeted 250 graduate programs, consisting mainly of MBA, medical, dental, and law schools, in which to market this program. The high cost of education of these targeted schools (i.e., an average of $20,000 or more for each year of attendance) makes participation in the program very attractive for both Education Lending Services, Inc. and the school. These professional graduate programs, especially at the targeted schools, have the highest costs of attendance and produce graduates with the highest ability to repay their student loans.

   A primary strength of Education Lending Services, Inc.'s Grad Partners Program is its ability to provide a complete turnkey solution to graduate schools. The willingness of schools to partner with Education Lending Services, Inc. is fundamentally enhanced by its ability to provide them an attractive return on the student loans they originate with a minimum amount of work, responsibility, or risk of being a FFELP lender. Through its business relationships, Education Lending Services, Inc. has developed a structure that will handle the financing, reporting, and sale of the student loans to Education Lending Services, Inc.

   The Grad Partners "School as Lender" Program enables the school to earn income without the need for investment. All of the school's lending services are provided by well respected and experienced student loan service providers on a third party contractual basis. The cost of these services is de minimis when measured against the opportunity to generate premium income by the school. Following a successful launch of the Grad Partners Program, several other products and market approaches will be introduced in years 2003 and 2004.

   Additionally, the Company has approached the general school loan market though Education Lending Services, Inc.'s subsidiary, Education Funding Resources, LLC, with secondary market offerings in order to acquire more student loan volume. Most originators of student loans today are not long-term holders of these assets. Consequently, an active secondary market has arisen for student loans. The Company believes it will quickly become a substantial participant in the acquisition of student loans in the secondary market. Funding for this activity is planned to flow from increases in the commercial warehouse line of credit financing and from direct access to the asset-based marketplace. On these secondary market purchases, the Company will earn income on the portfolio based on the difference between the student loan borrower rate and the interest cost of its borrowings under the commercial warehouse line of credit or asset backed security market (ABS) plus the amortization expense of the acquisition cost of the portfolio. The Company intends to maximize revenue and build its balance sheet over time by holding most of the acquired student loans.

   Student Loan Xpress, Inc., a wholly owned subsidiary of the Company, was formed to deliver student loans through the traditional school lender-list marketing channel. The process is as follows: (i) a high school student receives an award letter from the school he/she has chosen to attend; (ii) in the award letter, the student is provided information on any financial aid he or she has been awarded, as well as information on federally guaranteed Stafford loan eligibility; (iii) the award letter continues on to inform the student how to apply for a student loan and provides the student with a list of lenders the school endorses for funding the necessary loan amount; (iv) the student then signs the award letter and chooses from the lender-list the lender he or she wants to provide the funding of the student loan.

   The focus of Student Loan Express, Inc. is to market to the financial aid offices of schools in order to be included on that school's preferred lender list. Student Loan Express, Inc. is currently on the preferred lender list at over 300 schools and it is anticipated that amount will grow to well over 400 by the end of 2003. In addition, Student Loan Xpress, Inc. markets the Consolidation Assistance Program and Grad Partners Program to its targeted educational institutions and related alumni associations.

Industry Overview

   Overview. Effective September, 2001, the Company expanded its business model to focus primarily on federally guaranteed student loans, private student loans and related loan servicing management. The Company intends to become a full service provider of financial aid products to students, parents and schools. This will include, but is not limited to, student financial aid counseling, debt management, loan origination, loan servicing, and secondary market liquidity management.

   The high cost of education has resulted in students and their parents carrying increasingly high levels of indebtedness and burdensome monthly payments upon graduation. In 1986, this problem was addressed by the U.S. Congress. The result was the founding of the CLP. This was a market of great interest to private lenders until the CLP changed in 1993 to include a 50 basis point origination fee and a 105 basis point annual fee paid by private lenders to the U.S. Department of Education. The implementation of these fees by the federal government and the establishment of the U.S. Department of Education's Direct Lending Consolidation Program (the "DLCP") that same year has had the effect of limiting the participation of private lenders in the student loan consolidation market. The DLCP grew rapidly because of its ability to consolidate FFELP loans into the DLCP, while FFELP lenders were unable to consolidate Direct Lending Program Loans into the FFELP. With a limited number of lenders focused on originating consolidation loans and the great appeal of the product to student borrowers, there was demand for private sector consolidation loans, and private lenders were given the right to consolidate DLCP loans in 1998.

   The Higher Education Act of 1965, as amended (the "Higher Education Act"), authorizes a program under which certain borrowers may consolidate their various student loans into a single loan insured and reinsured on a basis similar to Stafford Loans. Federal consolidation loans may be obtained in an amount sufficient to pay outstanding principal, unpaid interest and late charges on federally insured or reinsured student loans incurred under the FFELP selected by the borrower, as well as loans made pursuant to the Perkins (formally National Direct Student Loan) and Health Professional Student Loan Programs. To be eligible for a consolidation loan, a borrower must have outstanding indebtedness on student loans made under the FFELP and/or certain other federal student loan programs, including the DLCP, and be in repayment status or in a grace period, or be a defaulted borrower who has made arrangements to repay any defaulted loan satisfactory to the holder of the defaulted loan.

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   Currently, the interest rate paid by a student on a consolidation loan is equal to the weighted average of the interest rates on the loans retired, rounded to the nearest higher 1/8 of 1 percent, but not to exceed 8.25% per annum. This rate will be applicable for all loans for which an application is received by an eligible lender from now until June 30, 2003. Once a student consolidates his or her loans, the rate determined at that point is fixed to the student for the life of the loan. The holder receives a floating rate of interest that is subsidized by the government to the extent the floating rate formula exceeds the rate paid by the student. Notwithstanding these general interest rates, the portion, if any, of a consolidation loan that repaid a loan made under the Federal Health Education Assistance Loan program ("HEAL") may have a different variable interest rate. Such HEAL portion is adjusted on July 1 of each year, but is the sum of the average of the 91-day U.S. Treasury bill auctioned for the quarter ending on the preceding June 30, plus 3.0% without any cap on the interest.

   The Company targets the industry segment comprised of college and university graduates who have financed the cost of their education in whole or in part with federal student loans, as well as private loans. Most federally guaranteed student loans are eligible for consolidation under the federally guaranteed student consolidation loan program. These loans include those that are originated under the U.S. Department of Education's Direct Lending Program and the FFELP. In addition, the Company targets the students who need additional student loans as well as their parents. According to the Department of Education, it is estimated that non-consolidated FFELP and Direct Loan volume, which reflects new student loan demand, was $35.3 billion in 2001. This represents a 65 percent increase from the $21.4 billion in 1994. Consolidation loan volume added another $17 billion in 2001 for total federal financial aid to students of $52.3 billion. New FFELP loan volume was $24.7 billion in 2001, accounting for 70 percent of all new (non-consolidated) student loan volume while Direct Loan volume was $10.6 billion or 30 percent of all new student loan volume. New FFELP volume is projected to grow to $28.5 billion in the 2003 budget year while Direct volume is projected to grow to $12.2 billion for total new student loan demand of $40.7 billion for 2003.

   The College Board estimated that non-federally guaranteed loans to students totaled $2.0 billion for the 1998-1999 academic year, up 25% over the previous year. While the private student loan market is small in comparison to the federal student loan market, large increases over the past three years reflect a growing reliance on private borrowings as an alternative to federally guaranteed student loans. This is partly due to the fact that the U.S. Congress has not raised limits on federally guaranteed student loans since 1992. The Company believes an opportunity exists to offer a consolidation loan alternative to students who have had to rely on private loans to fund their costs of education.

   There is no comprehensive public reporting on private sales of student loans. However, there is activity in the asset backed security marketplace for financing student loans. Most of this debt is used to finance secondary market acquisitions as a majority of these non-profit entities issuing asset backed securities are only legally authorized to operate in a secondary market capacity. Typically, each entity operates on a single state or narrow regional basis. USA Education, Inc. (known as Sallie Mae), who is a recently privatized former government sponsored enterprise, formerly operated solely as a secondary market and has historically been the largest acquirer of student loans. Their securitized volume was up significantly in 2001. Over the last two years Sallie Mae acquired three of the leading secondary markets giving them a dominant position in the secondary marketplace. The recent consolidation has positioned Sallie Mae to compete against the lenders who historically sold them their volume. As these lenders' contracts with Sallie Mae expire and they move to market transactions to sell their portfolios, Education Lending Services, Inc. expects to be a leading contender to acquire these portfolios.

   Growth. Demand for consolidation loans is highly correlated to growth in the student loan industry, which is expected to continue to grow rapidly over the next ten years. Projections by the U.S. Department of Education's National Center for Education Statistics indicate that school enrollment will continue to reach record levels over the next ten years. Between 1999 and 2009, total college enrollment is projected to rise by a total of 17 percent. The Company believes that total college enrollment in 2000 reached a new record of approximately 15.1 million students. Tuition increases have far outpaced growth in personal and family income over the past two decades, and the need for federal and private student aid has increased dramatically. Average tuition at both public and private institutions has more than doubled between 1980 and 1998, and the median income for families most likely to have children in college has been relatively stagnant, rising just 22% during the same period. As a result, college students are becoming less able to depend on their parents as a source of financing for tuition expenses.

   Increases in aid per full-time equivalent student experienced over the past ten years have been a direct result of a dramatic increase in the total amount of loans per student as Congress increased federal loan limits. Prior to 1992, when the Congress last raised federal loan limits, grants made up approximately 50 percent of aid per student. Since then, loans have comprised a larger portion of aid per student, about 60 percent. As a result, students have become increasingly reliant on student loans in order to finance the cost of their education. Student loans could soon comprise an even larger percentage of aid per student if Congress decides to raise loan limits again, which it does periodically, depending on tuition growth rates and the availability of funding.

Operational Plans

   In September 2001, through its wholly-owned direct and indirect subsidiaries, Grad Partners, Inc. (now known as Education Lending Services, Inc.) and Grad Partners Premier, LLC (now known as Education Funding Resources,
LLC), the Company began operations related to originating, purchasing, and providing services related to the student loan industry. In November 2001, the Company initiated business operation of its subsidiary, Student Loan Xpress, Inc., which focuses on marketing the Company's student loan products directly to colleges and universities. The Company, through its subsidiaries, will originate or purchase FFELP student loans that are eligible for guarantee from the Department of Education, HEAL loans eligible for guarantee by the Secretary of the Department of Health and Human Services, federally guaranteed consolidation loans, and certain other eligible student loans.

Strategy

   Besides its other marketing channels described above, the Company intends to become a leader in the direct marketing of student loan products and services to the consumer. The Company is intent on building brand name awareness with its proprietary marketing strategies and its Internet based student entrance and exit program. The Department of Education requires some variant of entrance and exit counseling for schools participating in the Department's school loan programs. This program allows schools to utilize a private label product, (i.e., the software is web enabled for downloading by the school and then labeled by it as its own proprietary site) for their required entrance and exit orientation program. The exit orientation includes an option for loan consolidation counseling. These on-line services save the financial aid office an enormous amount of time and resources. Schools covet any products and services that can accomplish the reduction of staff time and related expenses. This value-added service opens the door for the Company to become an undergraduate and graduate lender for the school in addition to being their preferred consolidation lender. The Company plans to achieve its objective of becoming a leading direct marketing company in delivering student loan products and services to the consumer by pursuing several key strategies such as, continuing to attack the underserved consolidation martketplace, penetrating the graduate school lending program by direct marketing to college seniors and growing the Grad Partners Program, further integrating the employees obtained from American Express Educational Loans into Student Loan Xpress, Inc., innovating technology programs for students and their parents, becoming a major secondary martketplace purchaser, and leveraging management's expertise in marketing and building businesses.

Competition

   Historically, there has been little competition for consolidation loans among established market participants. One significant reason is that many market participants are not long-term holders of student loans. The majority of bank originators re-sell their loans into the secondary market for attractive premiums before the loans enter repayment. These potential entrants therefore are not competitors for consolidation loans because they do not participate in the marketplace of loans in repayment, which is typically when the loan consolidation occurs.

   Additionally, those lenders who are long-term holders of loans in repayment have avoided the consolidation market because they found it less attractive than holding their existing loans without consolidation. These potential entrants face the risk of cannibalizing the assets that they currently hold by extending the 10 year maturity to 15 years or longer, and then being compelled to pay an annual fee to the Department of Education of 105 basis points on any loans that they do consolidate. Likewise, secondary markets, which hold the majority of the student loans that are currently in repayment, have avoided consolidation loans for the same reasons. These banks and secondary market holders have only been willing to engage in defensive consolidations (i.e., they reluctantly consolidate loans for borrowers in their portfolio who ask for consolidation and extended repayment).

   The Department of Education offers consolidation loans and has marketed this product widely, mostly on the Internet, however, the Department of Education has been plagued with an inability to execute timely closings on the requests for consolidation. This has constrained their ability to service the approximately one-third of the borrowers since 1995 who obtained their loans from the Department. For the last two years, private market makers like Collegiate Funding Services ("CFS") have been able to market consolidation loans to Department of Education Direct Loan Program borrowers. This competition has further diminished the Department of Education's capacity to compete. CFS continues to be the largest competitor in the consolidation loan market. Other potential competitors include larger banks, which hold their student loan portfolios into repayment. Several of these larger banks, which are significant originators of FFELP volume, have elected to buy their consolidation volume through CFS, rather than to market the product themselves. In addition, there are several new market entrants, looking to take advantage of the favorable interest rate environment. At this time these new entrants do not represent a long-term competitive risk.

   Most banks continue to market student loans the same way they have for the past decade, that is to achieve preferred lender status on a school's preferred lender-list. This lender-list participation drives Stafford loan volume from the students who select their lender from the school's preferred lender-list. Conversely, direct marketing to students and parents would in many instances jeopardize the lenders' position on the preferred lender-list, as schools have historically enjoyed their control over these lists. Preferred lender lists arose in the early days in the student loan program to streamline the student lending process, which to that point was unwieldy, and heavily paper intensive. Financial aid offices had no control over where their students borrowed their loans. The preferred lender-lists arose to rationalize the process and simplify the administration of the program in financial aid offices on college campuses. Traditionally, the schools like to use preferred lenders because they provide the school with products and services that ease the financial aid process for their students and help reduce the workload for the financial aid office. The marketplace is evolving and is likely to begin to move away from preferred lender-lists as the sole source of traditional Stafford loans due to such factors as electronic processing of loan applications, electronic disbursements, and e-signatures. This is evident in the emergence of direct marketing of PLUS loans to the parents of students. Once it was clear the process did not intrude on the financial aid office, and in fact enhanced administration of financial aid, resistance to direct marketing of PLUS loans largely evaporated. The Company views student loans as consumer loans that can be originated in any fashion that is convenient for the student, parent and, most importantly, the school. Secondary markets have almost never sought to obtain loans directly, preferring or needing to buy their loans from bank originators. It is anticipated that both constituencies, banks because of their fear of jeopardizing their preferred lender status, and secondary markets because of their lack of marketing experience, will be slow to adopt new marketing approaches for fear of jeopardizing their existing loan flow and bank relationships.

   Of the $35 billion in annual Stafford loan volume, more than $6 billion is comprised of graduate school loans. While there are significantly fewer graduate students, their cost of education and loan limits under the federal loan programs are higher. It is these two factors that make these graduate loans so valuable. Larger loans have lower relative servicing costs yielding larger net interest spread. Graduate loans also have lower default rates typically than undergraduate loans. As a consequence, the borrower population is also more attractive to a lender. Based on the availability of over $18 billion of graduate loan volume over the next three years, the Grad Partners Program is targeting the capture of less than 5% of this market, while offering the only program on a national basis that directly pays the school immediate premium income on the loans the school generates.

   Two public companies, Sallie Mae and the Student Loan Corporation, compete in the student loan business. Sallie Mae is the nation's largest private source of funding and servicing support for higher education loans for students and their parents and provides a wide range of financial services, processing capabilities and information technology to meet the needs of educational institutions, lenders, students, and guarantee agencies. As of December 31, 2001, Sallie Mae's managed portfolio of federally insured student loans totaled over $71.7 billion (including loans owned and loans securitized). Primarily a provider of education credit, Sallie Mae serves a diverse range of clients, including approximately 5,500 educational and financial institutions and state agencies and serves in excess of 7 million borrowers through its ownership and management of approximately $71.7 billion in student loans. The Student Loan Corporation ("SLC") originates, holds and services federally insured student loans through a trust agreement with Citibank (New York State). SLC is an originator/holder of loans originated under the Federal Family Education Loan
(FFEL) Program, authorized by the Department of Education under the Federal Higher Education Act, and also holds student loans that are not insured under the Act, including CitiAssist loans. SLC's portfolio is comprised primarily of loans originated through the FFEL Program. These loans consist of subsidized Federal Stafford loans, unsubsidized Federal Stafford loans, Parent Loans to Undergraduate Students (PLUS loans) and Federal Consolidation loans. SLC also owns a portfolio of Health Professions Education Loans that consists of guaranteed student loans in designated health professions under a federally insured loan program administered by the United States Department of Health and Human Services.

   In the past, most secondary market purchasers have never sought to obtain loans directly, preferring or needing to buy their loans from bank originators. It is anticipated that both constituencies will be slow to adopt new marketing approaches for fear of jeopardizing their existing loan flow and bank relationships. This traditional approach was evident with the recent secondary market acquisitions by Sallie Mae, the largest secondary market purchaser, of USA Group, Inc., Student Loan Funding Resources, Inc., and Nellie Mae. This consolidation of the secondary market allows for new companies such as the Company to enter the marketplace to replace the secondary market alternatives acquired by Sallie Mae. The Company intends to be flexible in the promotion of partnering approaches with traditional lenders because most of these lenders desire fee income and therefore want the immediate sale of their originated loans. The Company will accommodate this approach and will partner with one or two servicers nationally to efficiently support this program. Conversely, other lenders like to hold their loans up to the time of repayment and then sell them. To the extent feasible, the Company will work with multiple servicers to accommodate this program. This flexibility is not seen from Sallie Mae, who generally insists that all loans acquired be converted to their servicing platform. This approach limits the viability of some of these banks as competitive student lenders going forward, since their pipeline to the schools becomes controlled by Sallie Mae. The Company believes its more flexible approach will be viewed as an attractive alternative to Sallie Mae. Obviously, the price paid for the loans must be market competitive in either scenario. The other primary competitors on a national basis (e.g. NelNet) also have captive servicers like Sallie Mae.

Government Regulation

   The student loan industry is regulated by the U.S. Department of Education's Direct Lending Program, the FFELP and the DLCP. The next Higher Education Act reauthorization is scheduled to occur prior to July 1, 2003. In advance of that, Congress has passed legislation to establish the long-term rates on these government guaranteed assets. This will enhance the current market stability in the student lending arena.

Employees

   At December 31, 2001, Education Lending Group and its subsidiaries employed approximately 16 people, of whom 11 are members of management and 5 are support staff. Since January 2002, Education Lending Group and its subsidiaries have hired an additional 76 people, for a total of 92, currently consisting of 44 members of management and 48 support personnel. None of Education Lending Group's or its subsidiaries' employees are unionized, and Education Lending Group believes that its relations with its employees are good.

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Description of Property

   San Diego, California. Education Lending Group's executive offices are located in San Diego, California. Prior to February 1, 2002, the office space comprised a total of approximately 1,981 square feet. The premises were subject to a lease dated March 17, 1999 that would have expired on March 16, 2004, under which Education Lending Group is the tenant. The annual rent was approximately $51,110, in addition to pass-through expenses for utilities, increases in real estate taxes, assessments and increases in insurance.

   In order to accommodate the San Diego office needs of its subsidiaries, Education Lending Services, Inc., and the newly formed Student Loan Xpress, Inc., Education Lending Group has entered into a new lease for additional office space in the same office complex as the current executive offices of Education Lending Group. Effective on February 1, 2002, Education Lending Group entered into a new combined lease which comprises a total of 7,537 square feet. The executive offices utilize 1,983 square feet, and Education Lending Services, Inc. and Student Loan Xpress, Inc. jointly occupy 5,554 square feet. The lease expires on January 31, 2005 and has annual rent of $235,154 for the first year, $244,560 for the second and $254,343 for the third and final year, in addition to the pass-through expenses set forth above. Education Lending Group has the right to renew the new lease for an additional five-year period.

   Cincinnati, Ohio. Education Lending Group leases additional office space in Cincinnati, Ohio. The office space currently comprises approximately 4,728 square feet. The premises are subject to a lease dated December 10, 2001, effective February 1, 2002, that expires on March 31, 2007. Education Lending Services, Inc. is the tenant, and Education Lending Group is the guarantor. The annual rent through March, 2003 is $54,372 and then increases to $56,736 annually for the remainder of the lease. On September 15, 2002, Education Lending Group entered into an office lease for an additional 4,728 square feet in the same building as the existing lease. The office lease is effective on February 1, 2003 and expires on March 31, 2007. The annual rent during the term is $58,154.

Legal Proceedings

   On January 26, 2001, the Company signed a letter of intent to acquire a student loan marketing company for cash and shares of the Company's Common Stock. The acquisition was not consummated, and the Company agreed to arbitrate the possible payment of a break-up fee of $500,000, which is currently in process with an anticipated hearing date in March 2003. Management believes that Education Lending Group will not have to make any payments related to the break-up fee, however, there can be no assurance that Education Lending Group will be successful on the merits of this case.

                              THE EXCHANGE OFFER

Purpose of Exchange Offer

   The purpose of the Exchange Offer is to provide a means for current holders of shares of Education Lending Group Common Stock that are not currently freely transferable to exchange their shares of Common Stock for an equal number of shares of Education Lending Group Common Stock that have been registered with the Securities and Exchange Commission (pursuant to a registration statement of which this Prospectus is a part) and are freely transferable, except for shares held by "affiliates" (see definition under "Transferability of Your Shares of Common Stock"). Each outstanding share of Education Lending Group Common Stock that is tendered pursuant to and in accordance with the terms of the Exchange Offer will be exchanged for one registered share of Education Lending Group Common Stock. Except for shares held by "affiliates" (see definition under "Transferability of Your Shares of Common Stock"), the registered shares of Common Stock will not bear any legend restricting their transfer and will be freely transferable by the holder. The certificates for shares of Common Stock that are tendered to Education Lending Group in the Exchange Offer will be cancelled.

Description and Effect of Exchange Offer

   Education Lending Group is offering to all holders of our Common Stock the opportunity to exchange for each outstanding share of Education Lending Group Common Stock, par value $.001 per share, one registered share of Education Lending Group Common Stock, par value $.001 per share. As of [October 31, 2002, 11,149,084] shares of Education Lending Group Common Stock were issued and outstanding. This Prospectus and the enclosed letter of transmittal are first
being mailed on or about [             ], 2003, to all record holders of Common
Stock known to us as of [             ], 2003. The shares of Common Stock
offered are identical to the outstanding shares of Common Stock, except that all of the shares of Common Stock offered have been registered under the federal securities laws, certificates representing such shares will not bear any legend restricting their transfer, except for shares held by "affiliates" (see definition under "Transferability of Your Shares of Common Stock"), and the shares will be freely transferable by the holder, accept for shares held by "affiliates." Upon the completion of the Exchange Offer, those stockholders who have tendered their shares of Common Stock will receive in exchange registered shares of Education Lending Group Common Stock.

Expiration Date; Extension and Amendment

   The offer to exchange shares of Common Stock will expire at 5:00 p.m.,
Eastern Standard Time, on [             ], 2003. In our sole and absolute
discretion, we may extend the period of time during which the Exchange Offer is open. Our obligation to accept Common Stock in this Exchange Offer is subject to the conditions listed below under the caption "--Conditions to the Exchange Offer."

   We expressly reserve the right, at any time and from time to time, to extend the period of time during which the Exchange Offer is open, and to delay acceptance of any Common Stock. If we elect to extend the period of time during which the Exchange Offer is open, we will give oral or written notice of the extension, as described below. During any extension, all Common Stock previously tendered and not withdrawn will remain subject to the extended Exchange Offer and may be accepted for exchange by us. We will return to the registered holder, at our expense, any Common Stock not accepted for exchange as promptly as practicable after the expiration or termination of the Exchange Offer. In the case of an extension, we will issue a press release or other public announcement no later than 9:00 a.m., Eastern Standard Time, on the next business day after the previously scheduled expiration of the Exchange Offer.

   We expressly reserve the right to amend or terminate the Exchange Offer, and not to accept any Common Stock if any of the events described below under the caption "--Conditions to the Exchange Offer" should occur or for any other reason within our sole and absolute discretion. We will give you oral or written notice of any amendment, termination or non-acceptance of the Exchange Offer as promptly as practicable.


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

Transferability of the Offered Common Stock

   Education Lending Group believes that the offered Common Stock may be resold by you, or any other person receiving such Common Stock, without compliance with the registration requirements of the federal securities laws, if:

  . you, or the person or entity receiving such Common Stock, are acquiring the offered shares of Common Stock in the ordinary course of business

  . neither you nor any such person or entity is engaging in or intends to engage in a distribution of the offered Common Stock

  . neither you nor any such person or entity has an arrangement or understanding with any person or entity to participate in any distribution of the offered Common Stock

  .   neither you nor any such person is acting as an underwriter or a dealer

  . neither you nor any such person or entity is an "affiliate" of Education Lending Group, within the meaning of the federal securities laws

  . you are not acting on behalf of any person or entity who could not truthfully make these statements.

Procedures for Exercising Warrants and Stock Options and Tendering the Underlying Common Shares

   If you own warrants or vested stock options to purchase shares of the Company's Common Stock, you may exercise all or any portion of those warrants or vested stock options (pursuant to the terms of the warrant or stock option agreement) and elect to exchange the underlying Common Stock for shares of the registered Common Stock to be issued in this offering. The Company makes no recommendation regarding whether or when you should exercise your warrants or vested stock options. If you elect to exercise warrants or vested stock options to participate in the Exchange Offer, you must notify the Company of your exercise by delivering the necessary documentation to the Company (pursuant to the terms of the warrant or stock option agreement) and notify the Exchange Agent of your tender by providing the necessary information in the letter of transmittal, in each case, prior to the termination date of the Exchange Offer. The procedures for tendering Common Stock issued in connection with such exercise will be the same as set forth below under the heading "--Procedures for Tendering Outstanding Stock" except that you will not receive any share certificates in connection with the exercise of your warrants or vested stock options until after the completion or early termination of the Exchange Offer.

Procedures for Tendering Outstanding Stock

   Only holders of outstanding shares of the Company's Common Stock may tender such shares in response to the Exchange Offer. If you choose to tender your shares, you may use one of the following methods for tender prior to the expiration of the Exchange Offer (unless you comply with the guaranteed delivery procedures described below under the caption "--Guaranteed Delivery Procedures"):

   If you hold Common Stock in certificated form and you wish to tender your shares:

  . tender your Common Stock by sending the certificates representing your Common Stock, in proper form for transfer, a properly completed and duly executed letter of transmittal, with any required signature guarantees, and all other documents required by the letter of transmittal, to the Exchange Agent, at the address listed below under the caption "--Exchange Agent".

  If you hold Common Stock in "street name" and you wish to tender your shares:

  . tender your Common Stock by using the book-entry procedures described below under the caption "--Book-Entry Transfer" and transmit a properly completed and duly executed letter of transmittal, with any required signature guarantees, or an agent's message instead of the letter of transmittal, to the Exchange Agent.

   In order for a book-entry transfer to constitute a valid tender of your Common Stock, the Exchange Agent must receive a confirmation of book-entry transfer of your Common Stock into its account at The Depository Trust Company ("DTC") prior to the expiration of the Exchange Offer. The term "agent's message" means a message, transmitted by DTC and received by the Exchange Agent and forming a part of the book-entry confirmation, which states that DTC has received an express acknowledgment from you that you have received and have agreed to be bound by the letter of transmittal. If you use this procedure, we may enforce the letter of transmittal against you.

The method of delivery of certificates for Common Stock, letters of transmittal, agent's messages and all other required documents is at your discretion. If you deliver Common Stock by mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow for sufficient time to assure timely delivery. Please send all certificates for Common Stock, letters of transmittal and agent's messages to the Exchange Agent, at the address set forth on the back cover page of this Prospectus. Please do not send these materials to Education Lending Group, as this will not be deemed a proper tender.

Signatures on Letter of Transmittal

   Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless you are either:

  . a registered holder of Common Stock and have not completed the box entitled "Special Delivery Instructions" on the letter of transmittal; or

  . you are tendering Common Stock for the account of an eligible guarantor institution.

An "eligible guarantor institution" means:

  .   banks, as defined in Section 3(a) of the Federal Deposit Insurance Act;

  . brokers, dealers, municipal securities dealers, municipal securities brokers, government securities dealers and government securities brokers, as defined in the Securities Exchange Act of 1934;

  .   credit unions, as defined in Section 19B(1)(A) of the Federal Reserve Act;

  . national securities exchanges, registered securities associations and clearing agencies, as these terms are defined in the Securities Exchange Act; and

  . savings associations, as defined in Section 3(b) of the Federal Deposit Insurance Act.

   If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantor is required to be an eligible guarantor institution. If you plan to sign the letter of transmittal but you are not the registered holder of your Common Stock (which term, for this purpose, includes any participant in DTC's system whose name appears on a security position listing as the owner of the Common Stock) you must have the certificates representing the Common Stock signed by the registered holder of the Common Stock and that signature must be guaranteed by an eligible guarantor institution. You may also send a separate instrument of transfer or exchange signed by the registered holder and guaranteed by an eligible guarantor institution. That instrument must be in a form satisfactory to us in our sole discretion. In addition, if a person or persons other than the registered holder or holders of Common Stock signs the letter of transmittal, certificates for the Common Stock must be endorsed, or accompanied by stock powers, exactly as the name or names of the registered holder or holders that appear on the certificates for Common Stock.

   If you are a trustee, executor, administrator, guardian, attorney-in-fact or officer of a corporation, or act in a similar fiduciary or representative capacity, and wish to sign the letter of transmittal or any certificates for Common Stock, you must indicate your status when signing. If you are acting in any of these capacities, you are required to submit proper evidence satisfactory to the Exchange Agent of your authority to so act unless we waive this requirement.

Determination of Valid Tenders; Education Lending Group's rights under the Exchange Offer

   All questions as to the validity, form, eligibility, including time of receipt, and acceptance of Common Stock tendered for exchange will be determined by us in our sole and absolute discretion. Our determination will be final and binding. We reserve the absolute right to reject any and all improperly tendered shares of Common Stock or not to accept any Common Stock, the acceptance of which might be unlawful as determined by us or our counsel. We also reserve the absolute right to waive any defects or irregularities or conditions of the Exchange Offer as to any Common Stock either before or after the expiration of the Exchange Offer, including the right to waive the ineligibility of any holder who seeks to tender Common Stock. Our interpretation of the terms and conditions of the Exchange Offer as to any particular Common Stock either before or after the expiration of the Exchange Offer, including the terms and conditions of the letter of transmittal and the accompanying instructions, will be final and binding. Unless waived, any defects or irregularities in connection with tenders of Common Stock must be cured within a reasonable period of time, as determined by us.

   Although Education Lending Group intends to notify stockholders of defects or irregularities in tenders of outstanding Common Stock, neither Education Lending Group, the Exchange Agent nor any other person has any duty to give notification of any defect or irregularity with respect to any tender of Common Stock for exchange, nor will we have any liability for failure to give this notification. Stockholders will be deemed to have tendered outstanding Common Stock only when such defects or irregularities have been cured or waived. The Exchange Agent will return to the tendering stockholder, after the expiration of the Exchange Offer, any outstanding shares of Common Stock that are not properly tendered and as to which the defects have not been cured or waived.

   All tenders not withdrawn before the expiration of the Exchange Offer will constitute an agreement between the stockholder and Education Lending Group in accordance with the terms described in this Prospectus and the letter of transmittal.

Book-Entry Transfer

   Within two business days after the date of this Prospectus, the Exchange Agent will establish the required accounts at DTC for the Common Stock tendered in the Exchange Offer. Once established, any financial institution that is a participant in DTC's system may make book-entry delivery of Common Stock by causing DTC to transfer the Common Stock into the Exchange Agent's account at DTC in accordance with DTC's procedures for transfer. Although delivery of the Common Stock may be effected through book-entry transfer at DTC, the letter of transmittal or facsimile of the letter of transmittal, with any required signature guarantees, or an agent's message instead of the letter of transmittal, and any other required documents, must be transmitted to and received by the Exchange Agent prior to the expiration of the Exchange Offer at the address listed below under the caption "--Exchange Agent." In addition, the Exchange Agent must receive book-entry confirmation of transfer of the Common Stock into the Exchange Agent's account of DTC prior to the expiration of the Exchange Offer. If you cannot comply with these procedures, you may be able to use the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

   If you wish to tender your Common Stock, but:

  .   the certificates for the Common Stock are not immediately available

  . you do not have enough time to deliver your certificates representing the Common Stock or other required documents to the Exchange Agent before the expiration of the Exchange Offer, or

  . the procedure for book-entry transfer cannot be completed before the expiration of the Exchange Offer

   You may effect a tender of your Common Stock by taking the following steps:

  . tender the Common Stock through an eligible "guarantor institution" (which is defined above under the caption "--Signatures on Letter of Transmittal")

  . prior to the expiration of the Exchange Offer, the Exchange Agent must receive from the eligible guarantor institution a properly completed and duly executed notice of guaranteed delivery, substantially in the form we have provided, setting forth your name and address, and the number of shares of Common Stock you are tendering and stating that the tender is being made by notice of guaranteed delivery. These documents may be sent by overnight courier, registered or certified mail or facsimile transmission.

  . guarantee that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered Common Stock, in proper form for transfer, or a book-entry confirmation of transfer of the Common Stock into the Exchange Agent's account at DTC, including the agent's message that forms a part of the book-entry confirmation, as the case may be, a properly completed and duly executed letter of transmittal, with any required signature guarantees, and any other documents required by the letter of transmittal, will be deposited by the eligible guarantor institution with the Exchange Agent; and

  . the Exchange Agent must receive the certificates for all physically tendered Common Stock, in proper form for transfer, or a book-entry confirmation of transfer of the Common Stock into the Exchange Agent's account at DTC, as the case may be, a properly completed and duly executed letter of transmittal, with any required signature guarantees, and all other required documents or, in the case of a book-entry confirmation, a properly completed and duly executed letter of transmittal, with any required signature guarantees, or an agent's message instead of the letter of transmittal, in each case within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

Effect of Not Tendering Shares of Common Stock that are Not Freely Transferable

   After the completion of the Exchange Offer, the outstanding Common Stock that is not otherwise freely transferable will remain subject to restrictions on transfer. Since such outstanding shares of Common Stock have not been registered under the federal securities laws, they bear a legend restricting their transfer absent registration or the availability of a specific exemption from registration. Except with respect to registration rights previously granted to holders of certain warrants, the Company will have no obligation to provide for the registration of the outstanding shares of Common Stock that are not freely transferable. See "Transferability of Your Shares of Common Stock" for assistance in determining whether your shares of Common Stock are currently freely transferable.

Effect of Not Tendering Shares of Common Stock that are Freely Transferable

   Certain outstanding shares of the Company's Common Stock have been previously registered under the federal securities laws or are otherwise freely transferable and accordingly are not subject to restrictions upon transfer. Certificates representing these freely transferable shares of Common Stock do not bear any legend restricting their transfer. Federal securities laws require that Education Lending Group offer the exchange to all holders of its outstanding Common Stock. Accordingly, even holders of shares of Common Stock that are currently freely transferable may participate in the Exchange Offer. However, holders of shares of Common Stock that are currently freely transferable will derive no benefit from tendering their shares of Common Stock. See "Transferability of Your Shares of Common Stock" for assistance in determining whether your shares of Common Stock are currently freely transferable.

Withdrawal Rights

   You may withdraw tendered Common Stock at any time prior to the expiration of the Exchange Offer. For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent prior to the expiration of the Exchange Offer at the address listed below under the caption "--Exchange Agent." Any notice of withdrawal must specify the name of the person who tendered the Common Stock to be withdrawn, identify the Common Stock to be withdrawn, including the number of shares of the Common Stock, and, where certificates for Common Stock have been transmitted, specify the name in which the Common Stock is registered, if different from that of the withdrawing holder. If certificates for Common Stock have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of the certificates, the withdrawing holder must also submit the numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible guarantor institution unless the holder is an eligible guarantor institution.

   If Common Stock has been tendered using the procedure for book-entry transfer through DTC described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Common Stock and otherwise comply with the procedures of the book-entry transfer facility. All questions as to the validity, form and eligibility, including time of receipt, of these withdrawal notices will be determined by us. Our determination will be final and binding on all parties.

   Any Common Stock properly withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Common Stock which has been tendered for exchange but which is not exchanged for any reason will be returned to the registered holder without cost to that holder as soon as practicable after withdrawal, non-acceptance of tender or termination of the Exchange Offer. In the case of Common Stock tendered by book-entry transfer into the Exchange Agent's account at DTC by using the book-entry transfer procedures described above, any withdrawn or unaccepted Common Stock will be credited to the tendering holder's account at DTC. Properly withdrawn Common Stock may be re-tendered at any time prior to the expiration of the Exchange Offer by following one of the procedures described above under "--Procedures for Tendering Outstanding Stock."

Conditions to the Exchange Offer

   There are no conditions to the Exchange Offer except that Education Lending Group will not be required to complete the Exchange Offer and may terminate or amend it, if any time before Education Lending Group accepts any tendered shares of Common Stock the Exchange Offer is determined to violate any applicable law or any applicable interpretation of the SEC or any court or government agency. In addition, Education Lending Group will not be required to complete the Exchange Offer if any stop order is threatened or issued with respect to the registration statement for the Exchange Offer of which this Prospectus is a part.

   These conditions are for our benefit only and we may assert them regardless of the circumstances giving rise to any condition. We may also waive, to the extent permitted by applicable law, any condition, in whole or in part, at any time in our sole and absolute discretion. Our failure at any time to exercise any of the foregoing rights will not constitute a waiver of that right and each right is an ongoing right that we may assert at any time. Moreover, we are free to terminate the Exchange Offer for any or no reason, in our sole and absolute discretion, and not accept any Common Stock.

Acceptance of Tendered Common Stock and Delivery of Newly Registered Common
Stock

   Upon satisfaction or waiver of all of the conditions to the Exchange Offer, and assuming we have not previously elected to terminate the Exchange Offer for any or no reason, in our sole and absolute discretion, Education Lending Group will accept, promptly after the expiration of the Exchange Offer, all of the outstanding shares of Common Stock which are validly tendered, and not validly withdrawn prior to the expiration of the Exchange Offer. We will issue the newly registered shares of Common Stock promptly after acceptance of the shares of tendered outstanding Common Stock. For purposes of the Exchange Offer, we will be deemed to have accepted properly tendered Common Stock for exchange when, as and if we have given oral or written notice of acceptance to the Exchange Agent, with written confirmation of any oral notice to be given promptly after any oral notice.

   For each share of Common Stock accepted for exchange in the Exchange Offer, the tendering holder will receive one share of newly registered Common Stock. The issuance of the newly registered shares of Common Stock in exchange for tendered shares of currently outstanding Common Stock will be made only after the Exchange Agent timely receives either certificates for all physically tendered Common Stock, in proper form for transfer, or a book-entry confirmation of transfer of the Common Stock into the Exchange Agent's account at DTC, as the case may be, a properly completed and duly executed letter of transmittal, with any required signature guarantees, and all other required documents or, in the case of a book-entry confirmation, a properly completed and duly executed letter of transmittal, with any required signature guarantees, or an agent's message instead of the letter of transmittal.

   Stockholders who tender outstanding shares of Common Stock in the Exchange Offer will not be required to pay brokerage commissions, fees or transfer taxes as a part of the Exchange Offer. Education Lending Group will pay all charges and expenses in connection with the Exchange Offer except that Education Lending Group will not pay any taxes incurred in connection with a stockholder's request to have offered Common Stock or non-exchanged Common Stock issued in the name of a person other than the registered holder. See "--Transfer Taxes" below.

   If for any reason we do not accept any shares of tendered Common Stock, we will return the unaccepted or non-exchanged Common Stock without expense to the registered tendering holder. In the case of Common Stock tendered by book-entry transfer into the Exchange Agent's account at DTC by using the book-entry procedures described below, the unaccepted or non- exchanged Common Stock will be credited to an account maintained by the tendering holder with DTC. Any Common Stock to be returned to the holder will be returned as promptly as practicable after the expiration or termination of the Exchange Offer.

Exchange Agent

   Education Lending Group has appointed Interwest Transfer Co., Inc. as the Exchange Agent for the Exchange Offer. All executed letters of transmittal, stock certificates and other required documentation should be sent directly to the Exchange Agent at the following address:

                         Interwest Transfer Co., Inc.
                             1981 East 4800 South
                                   Suite 100
                          Salt Lake City, Utah 84117
                           Telephone: (801) 272-9294
                           Facsimile: (801) 277-3147

Education Lending Group recommends that all documents sent to the Exchange Agent be sent by registered mail, return receipt requested, by hand, or by overnight delivery service. Originals of any documents sent by facsimile should be sent promptly to the Exchange Agent.

   All questions regarding the procedures for tendering in the Exchange Offer and requests for assistance in tendering your Common Stock should be directed to the Exchange Agent at the telephone number listed above.

Delivery of a letter of transmittal or other Exchange Offer documentation to an address other than the address listed above or transmission of instructions by facsimile other than as set forth above is not valid delivery of the letter of transmittal or other Exchange Offer documentation.

   Requests for additional copies of this Prospectus, the enclosed letter of transmittal or the enclosed notice of guaranteed delivery may be directed to the Exchange Agent at the telephone number or the address listed above. Requests for copies of our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001, our Quarterly Report on Form 10-QSB for the quarter ended September 30, 2002, our Current Reports on Form 8-K, or our Annual Meeting Proxy Statement may be directed to Education Lending Group.

Accounting Treatment of Exchange Offer

   The Company will record the shares of newly issued Common Stock at the same par value as the existing shares for which they are exchanged, as reflected in the Company's accounting records on the date of exchange. Accordingly, for accounting purposes, no gain or loss will be recognized by the Company in connection with this Exchange Offer.

Federal Income Tax Consequences of Exchange Offer

   The exchange of currently outstanding Common Stock for Common Stock offered in the Exchange Offer should not constitute a sale or exchange for federal income tax purposes. As a result, holders of currently outstanding Common Stock will not recognize gain or loss on the exchange. For purposes of determining gain or loss upon a subsequent sale or exchange of Common Stock, a holder's tax basis in the Common Stock received in the Exchange Offer should be the same as such holder's tax basis in its currently outstanding Common Stock. Holders of Common Stock received in the Exchange Offer should be considered to have held such Common Stock from the time of their original acquisition of the currently outstanding Common Stock.

   The preceding summary of the material federal income tax consequences applicable to the Exchange Offer is based on the Internal Revenue Code of 1986, as amended, and existing and proposed regulations as currently in effect. The summary does not apply to certain special classes of holders of Common Stock, including dealers in securities or currencies, banks, tax-exempt organizations and holders who do not hold their Common Stock as a capital asset. You should consult your own tax advisor as to the particular tax consequences to you of exchanging your currently outstanding Common Stock for Common Stock offered in the Exchange Offer, including the applicability and effect of any state, local or foreign tax laws.

Transfer Taxes

   Generally, stockholders who tender outstanding shares of Common Stock will not be obligated to pay any transfer taxes in connection with their tender. However, stockholders who instruct Education Lending Group to:

  . register newly issued shares of Common Stock in the name of a person other than the registered holder, or

  . request that outstanding shares of Common Stock not tendered or accepted for exchange be returned to a person other than the registered holder will be responsible for the payment of any transfer tax arising from such transfer.

No Funding Required to Acquire Tendered Shares

   Each stockholder who tenders shares of Common Stock to Education Lending Group in accordance with the terms of the Exchange Offer will receive in exchange shares of Education Lending Group Common Stock equal to the number of shares tendered by such stockholder. Since the transaction involves a one-for-one exchange of shares, no monetary consideration, and thus no funding, is necessary to carry out the acquisition by Education Lending Group of the shares tendered to Education Lending Group.

No Solicitations or Recommendations

   No party is being employed, retained or compensated to make solicitations or recommendations with respect to the Exchange Offer. The Exchange Agent will mail solicitation materials on our behalf. We will pay the Exchange Agent customary fees for its services, reimburse the Exchange Agent for its reasonable out-of-pocket expenses incurred in connection with the provision of these services and pay other expenses, including filing fees, for both federal and state securities registration, and printing and distribution expenses. We will reimburse reasonable expenses incurred by brokers and dealers in forwarding this Prospectus and the other materials in connection with the Exchange Offer to the holders of the Common Stock. No broker, dealer, commercial bank or trust company has been authorized to act as our agent for purposes of the Exchange Offer. Additional solicitation may be made by telephone, facsimile or in person by officers and regular employees of Education Lending Group and its affiliates, without compensation for such solicitation, and by persons so engaged by the Exchange Agent.

No Approvals Required for Exchange Offer

   The Exchange Offer is not a transaction that requires the approval of Education Lending Group's stockholders. Other than pursuant to the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, and the rules and regulations of each of the states and foreign jurisdictions in which the Company's Common Stock will be offered and issued in connection with the Exchange Offer, no additional federal or state regulatory requirements must be complied with and no approval must be obtained in connection with the Exchange Offer.

No Dissenters' Rights of Appraisal

   Under the Delaware General Corporation Law, no dissenters' rights of appraisal exist in connection with the Exchange Offer.

                TRANSFERABILITY OF YOUR SHARES OF COMMON STOCK

   As a general rule, securities may not be sold or otherwise transferred unless they are registered or there is an exemption from registration that covers the sale or transfer. One method of exempting a resale of securities from registration is to comply with the requirements of Rule 144 of the Securities Act of 1933, as amended. Where adequate current information concerning an issuer is available to the public, compliance with Rule 144 permits the public sale in ordinary trading transactions of limited amounts of restricted or other securities by "affiliates" and of restricted securities by persons who are not affiliates. An "affiliate" of an issuer is defined as a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such issuer.

   Common Stock received by an affiliate of Education Lending Group in exchange for shares of Education Lending Group Common Stock that he has held for less than one year will no longer be subject to Rule 144's holding period requirement, but all of the other requirements of Rule 144 will continue to apply to the Common Stock received in exchange. Common Stock received by an affiliate in exchange for Education Lending Group shares that the affiliate has held for one year or more will have the same status under Rule 144 as the shares for which the affiliate exchanged them. Accordingly, there is no reason for an affiliate to accept the Exchange Offer for Education Lending Group shares that the affiliate has held for one year or more.

   If you are not an affiliate of Education Lending Group, the following table is provided to assist you in determining whether your shares of Common Stock are currently freely transferable, without regard to Rule 144. The table summarizes the status of your shares under Rule 144 only. Other securities laws to which officers, directors and holders of large numbers of shares may be subject may also affect transactions in Education Lending Group's shares by such persons. If your shares of Common Stock are currently freely transferable, there is no benefit to you in accepting the Exchange Offer.

                        Description of                               Shares are Currently
                     Securities Transaction                          Freely Transferable

    If you:                                                          Yes        No
    --------------------------------------------------------------------------------------
    .    Purchased your shares from the Company in a private                    X
          offering within the last two years.

    .    Purchased your shares prior to the Company's merger          X
          with Whirlwind Ventures, Inc. on May 24, 1999.

    .    Acquired your shares upon exercise of options under the      X
          Company's Stock Option Plan.

    .    Purchased your shares in an open market transaction and      X
          received an unlegended certificate.

    .    Purchased your securities in a private (off-market)                    X
          transaction from an affiliate of the Company not in
          compliance with Rule 144.

The table above is provided for the general information of our stockholders and may not address your specific situation. If you are unsure as to whether your shares of the Company's Common Stock are currently freely transferable, please contact your securities counsel for guidance.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS

Forward-Looking Statements

   The discussion and analysis of the Company's financial condition and results of operations are based upon the consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. Preparation of the financial statements in accordance with GAAP requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and the related notes. The following critical accounting policies, among others, affect the more significant judgments and estimates used in the preparation of the consolidated financial statements. Actual results may differ from these estimates under different assumptions or conditions.

   The Management's Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with, and is qualified in its entirety by, the Company's Financial Statements and the Notes thereto included in this report. This discussion contains certain forward-looking statements that involve substantial risks and uncertainties. When used in this report, the words "anticipate," "believe," "estimate," "expect" and similar expressions as they relate to the Company or its management are intended to identify such forward-looking statements. The Company's actual results, performance or achievements could differ materially from those expressed in, or implied by, these forward-looking statements due to, among other things, changes in the interest rate or changes in the regulations relating to federal guarantees of student loans. Historical operating results are not necessarily indicative of the trends in operating results for any further period.

Overview

   The Company was organized and commenced operations in March 1999. The Company is in the business of providing products, services and solutions to the federally guaranteed student loan industry. The Company intends on becoming a full service provider of financial aid products to students, parents and schools. This will include, but is not limited to, student financial aid counseling, debt management, loan origination, loan servicing and secondary market liquidity management. The Company will also look at unique acquisitions that can provide for the marketing, origination and servicing of federally guaranteed student loans where management's experience and expertise can accelerate the acquisition's growth prospects.

   In September 2001, through its wholly-owned subsidiaries Education Lending Services, Inc. (formerly known as Grad Partners, Inc.) and Education Funding Resources, LLC (formerly known as Grad Partners Premier, LLC), the Company began operations related to originating, purchasing and providing services related to the student loan industry. In January 2002, the Company initiated business operation of its subsidiary, Student Loan Xpress, Inc., which focuses on marketing the Company's student loan business to colleges and universities. The Company, through these subsidiaries, will originate or purchase Federal Family Education Loan Program (FFELP) student loans that are eligible for guarantee from the Department of Education, HEAL loans eligible for guarantee by the Secretary of Health and Human Services, federally guaranteed consolidation loans and certain other eligible student loans. The Company expects to originate loans of $1,200,000,000 during the current calendar year.

   To facilitate the originating and purchasing of student loans, in August of 2001, the Company arranged a warehouse loan facility with a financial institution. This warehouse loan facility expired in November 2002, and the Company, through its subsidiary, replaced the loan facility with a new $500,000,000 warehouse loan facility in the fourth quarter of 2002. In May and August of this year, the Company issued Auction Rate Education Loan Backed Notes of $525,000,000 and $500,000,000, respectively, in order to provide permanent financing opportunities for the Company's consolidation loan operations. The second permanent financing securitization of $500,000,000 was completed in the third quarter of 2002. Additionally, the Company has established relationships with certain entities to act as administrator, indenture trustee, eligible lender trustee, and servicer for the student loans.

   An allowance for loan losses has been established primarily as a reserve for estimated losses on the Company's FFEL Program loan portfolio under the risk-sharing provisions of the Higher Education Act of 1965, as amended. Under these provisions, claims on defaulted FFEL Program student loans disbursed on or after October 1, 1993 that are approved for payment by a guarantor are paid net of a risk-sharing loss. The risk-sharing loss on these loans represents 2% of the claimed amount, including both principal and accrued interest.

   Prior to September 2001, the Company had been principally devoted to identifying and evaluating acquisitions of companies in direct marketing, internet marketing, telemarketing and developing the student loan marketing capabilities of Education Lending Services, Inc., a wholly owned subsidiary. As indicated above, the Company's business is now focused on marketing, purchasing and providing services related to the student loan industry. The Company will continue to attempt to identify and evaluate acquisitions of companies in this industry.

Results of Operations

For the nine months ended September 30, 2002 and 2001

   Revenue

   Student loan operations during the nine months ended September 30, 2002 and 2001, respectively, resulted in gross interest income of approximately $13,700,000 and $4,000 and interest costs of approximately $11,600,000 and $57,000 resulting in net interest income of approximately $2,100,000 and $(53,000). In addition, the Company generated revenues through the sale of student loans during the nine months ended September 30, 2002 of approximately $1,000,000. No revenues were generated from the sale of student loans during the nine months ended September 30, 2001.

   General and Administrative Expenses

   The Company incurred general and administrative expenses of approximately $5,700,000 and $1,300,000 for the nine months ended September 30, 2002 and 2001, respectively. The increase in general and administrative expenses in the first three quarters of 2002 compared to 2001 was a result of the continued growth of the Company's operations related to originating and purchasing student loans. The increases included the addition of staff, consultants and legal costs necessary to facilitate the Company's rapid growth.

   Sales and Marketing Expenses

   The Company incurred sales and marketing expenses of approximately $16,700,000 and $400,000 for the nine months ended September 30, 2002 and 2001, respectively. The increase in the first three quarters of 2002 compared to 2001 was a result of the set up and expansion of the student loan operations. An increase in the sales and call center staff, application volume by the Company's marketing partners and direct marketing efforts were the primary factors for the increase.

   Other Income

   Other income was approximately $13,000 and $20,000 for the nine months ended September 30, 2002 and 2001, respectively. The decrease in other income was due to lower cash balances and lower interest rates for the nine months ended September 30, 2002.

   Net Losses

   We incurred net losses of approximately $19,100,000 and $1,700,000 for the nine months ended September 30, 2002 and 2001, respectively. The increase in net losses in 2002 from 2001 was attributable to increased operating and marketing expenses as the result of the continued growth of our student loan operations in the quarter ended September 30, 2002.

For the fiscal years ended December 31, 2001 and 2000

   Interest Income

   Education Lending Group's revenues are generated from the spread between the interest earned on student loans and the cost of borrowing. Student loan operations during the year ended December 31, 2001 resulted in interest income of approximately $173,000 and net interest expense of approximately $185,000. Education Lending Group began purchasing and marketing student loans in September 2001. No revenues were generated during the year ended December 31, 2000 nor were any related loan financing expenses incurred.

   General and Administrative Expenses

   Education Lending Group incurred general and administrative expenses of approximately $2,900,000 and $506,000 for the years ended December 31, 2001 and 2000, respectively. The increase in general and administrative expenses in 2001 compared with 2000 was due to additional expenses incurred in connection with the beginning of operations related to originating and purchasing of student loans. General and administrative expenses for the year ended December 31, 2000 were related to costs incurred looking for and analyzing potential acquisitions.

   Legal and Professional Expenses

   Education Lending Group incurred legal and professional expenses of approximately $1,007,000 and $184,000 for the years ended December 31, 2001 and 2000, respectively. The increase in legal and professional fees in 2001 compared with 2000 was due to additional expenses incurred in establishing the student loan operations. Legal and professional expenses for the year ended December 31, 2000 were related to costs incurred in analyzing potential acquisitions.

   Interest Expense on Stockholder Loans

   Education Lending Group incurred interest expense on loans from shareholders of approximately $75,000 and $15,000 for the years ended December 31, 2001, and 2000, respectively. Interest expense increased for the year ended December 31, 2001 compared with December 31, 2000 due to additional notes payable outstanding in 2001.

   Note Receivable Reserve

   Note receivable reserve relates to the writing off as a bad debt a loan made to an unrelated party in connection with a proposed acquisition in 2000 for $350,000 plus accrued interest of $20,417. There was no such expense in 2001.

   Other Income

   Other income was approximately $72,000 for the year ended 2001 and consisted of interest income from a money market account of approximately $12,000 and the receipt of $50,000 from the note receivable previously written off in 2000 as discussed above. Other income of $66,000 for the year ended December 31, 2000 was interest from a money market account. The difference in interest income between 2001 and 2000 was due to lower interest rates.

   Net Losses

   For the year ended December 31, 2001, Education Lending Group incurred a net loss of approximately $4,126,000 compared to a net loss of approximately $1,014,000 for the same period in 2000. The increased net loss in 2001 compared with 2000 was attributable to increased expenses incurred in connection with the commencement of the student loan operations.

Liquidity and Capital Resources

   At September 30, the Company had cash and cash equivalents of approximately $3,300,000, (excluding warehouse line and financing facility advances). Since inception the Company has financed its operations from debt and equity financings. During the three months ended September 30, 2002, the Company used cash of approximately $2,100,000 to fund its operations. During the three months ended September 30, 2002, the Company acquired property and equipment of approximately $120,000. As of September 30, 2002, the Company has been advanced $210,318,088 from the warehouse loan facilities and holds $1,023,000,000 from the Auction Rate Education Loan Backed Notes. As of September 30, 2002, the Company had purchased approximately $869,000,000 in student loans. During the quarter ended September 30, 2002, the Company received proceeds of $14,834, net of issuance costs, related to the purchase of 10,167 shares of common stock in connection with the exercise of a warrant and employee stock option.

   The warehouse loan established in August of 2001 expired in November 2002. The Company, through its subsidiary, replaced the loan facility with a new $500,000,000 warehouse loan facility in the fourth quarter of 2002. In May and August of this year, the Company issued Auction Rate Education Loan Backed Notes of $525,000,000 and $500,000,000, respectively, in order to provide permanent financing opportunities for our consolidation loan operations.

   Management believes that the Company has sufficient cash available to meet expenses in the foreseeable future, including the potential payment, if any, of the break-up fee relating to the acquisition discussed below. In the opinion of management, the Company will be able to improve its profitability and continue to raise adequate capital to meet its working capital requirements. The Company is currently able to meet its operating cash requirements from borrowing against the future value of the student loans originated each month. The Company has a $1,000,000 line of credit available for working capital needs. No draws have been made on this line to date. Management believes additional working capital, if needed, can be raised through an additional private security offering or the sale of a portion of its student loan portfolio.

Critical Accounting Policies

   On a continuing basis, management evaluates its estimates and judgments concerning assets, liabilities, contingencies, and litigation. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances. The results of this evaluation form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Under different assumptions or conditions, alternative estimates and judgments could be derived which would differ from the estimates being used by management. Actual results could differ from any or all of these estimates.

   The revenues of the Company are dependent upon current interest rates. The revenues are generated from the difference between the interest earned on student loans and the interest expense related to the holding of the student loans. The Company has recorded a loan loss reserve based upon prior historical and industry standards. Personnel costs, occupancy costs, and sales and marketing costs are expensed as incurred.

                          DESCRIPTION OF COMMON STOCK

   Education Lending Group is authorized to issue 40,000,000 shares of Common Stock, $.001 par value per share, of which [11,149,084] shares were outstanding on [November 30, 2002]. As of the date of this Prospectus, Education Lending Group has no preferred stock issued and outstanding. Holders of Common Stock have equal rights to receive dividends when and if declared by the Board of Directors, out of funds which are legally available. Holders of Common Stock have one vote for each share held of record and do not have cumulative voting rights. Holders of Common Stock are entitled upon Education Lending Group's liquidation to share ratably in the net assets available for distribution, subject to the rights, if any, of holders of any preferred stock then outstanding. Shares of Common Stock are not redeemable and have no preemptive or similar rights. All outstanding shares of Common Stock are fully paid and non-assessable. There are no provisions in the certificate or bylaws that would delay, defer or prevent a change in control.

             TRADING MARKET AND PRICE FOR COMMON STOCK; DIVIDENDS

   Trading of Education Lending Group's Common Stock began on April 27, 1999 in the over-the-counter market through the OTC Bulletin Board system. The Company is listed under the ticker symbol "EDLG". The trading of Education Lending Group's Common Stock is sporadic, and the quarterly average daily volume of shares traded during the year 2001 ranged from a low of 13,445 shares to a high of 40,753 shares. The following table presents the high and low closing price and average daily volume (computed for days in which the shares traded) for Education Lending Group's Common Stock for the periods indicated. This information was provided by Commodity Systems, Inc. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

                                                        Average Daily
                                      High ($) Low ($) Volume (shares)
                                      -------- ------- ---------------
         Year Ended December 31, 2002
         First Quarter...............   3.26    2.18       29,523
         Second Quarter..............   3.99    3.00       30,563
         Third Quarter...............   4.07    2.30       18,744

         Year Ended December 31, 2001
         First Quarter...............   5.75    1.875      13,445
         Second Quarter..............   3.30    1.70       40,753
         Third Quarter...............   3.50    0.90       38,506
         Fourth Quarter..............   2.50    1.35       28,300

         Year Ended December 31, 2000
         First Quarter...............  12.00    7.50       19,942
         Second Quarter..............  16.00    8.00       24,367
         Third Quarter...............  15.625  11.00       17,231
         Fourth Quarter..............  14.125   3.50       26,424

   Records of Education Lending Group's transfer agent indicate that as of October 31, 2002, there were 92 record holders of Education Lending Group
Common Stock. On [         ], 2003, the date prior to the date on which the
Exchange Offer was announced, the closing price of the Common Stock was
$[      ]. This information was provided by Commodity Systems, Inc.

   Education Lending Group has not paid, or declared, any dividends since its inception and does not intend to declare any such dividends in the foreseeable future. Education Lending Group currently anticipates that it will retain all of its future earnings, if any, for use in the operation of its business.

                            DIRECTORS AND OFFICERS

Director Biographies

   Our Board of Directors currently consists of seven Directors. Each Director serves for a one year term and until a successor is duly elected and qualified, or until his earlier resignation or removal.

Robert deRose, Age 55, Director since 1999; Chairman of the Board of Directors and Chief Executive Officer of Education Lending Group. Mr. deRose has been Chief Executive Officer of the Company since April 1999 and was President of the Company from April 1999 until March 1, 2001. Mr. deRose was the President and Chief Executive Officer of American Express Educational Loans, one of the largest student financial aid lenders in the country, from October 1995 through January 1998 and continued to provide consulting services through April 1999. Mr. deRose founded The Educational Funding Company LLC (American Express Education Loans) and developed innovative direct marketing programs in the areas of telemarketing, direct mail and e-commerce. Mr. deRose is currently a Director and President of the Survivors Rehabilitation Foundation and The deRose Foundation.

Michael H. Shaut, Age 51, Director since 2001; Director, President and Chief Operating Officer of Education Lending Group and President of Education Lending Services, Inc. and Education Funding Resources, LLC, wholly owned subsidiaries of Education Lending Group. Mr. Shaut has been the President and Chief Operating Officer of the Company since March 1, 2001 and has been President of Education Lending Services, Inc. since its incorporation on October 3, 2000. Mr. Shaut was formerly the President and Chief Executive Officer of Student Loan Funding Resources, Inc., an originator and secondary market purchaser of federally guaranteed and private student loans, from 1999 until October 2000. Mr. Shaut was instrumental in selling the company to Student Loan Marketing Association (Sallie Mae) in 2000. Mr. Shaut was President of Education Planning Services, Inc., a joint venture company with Arthur Anderson, LLC focused on providing strategic consulting services to the higher education finance community, during 1998 and 1999. From December 1995 through June of 1998, Mr. Shaut was Executive Vice President and Chief Operating Officer of The Student Loan Funding Corporation (now known as Student Loan Funding Resources, Inc.) where Mr. Shaut managed the day to day operations of the company.

James G. Clark, Age 43, Director since 1999; Director, Executive Vice President and Chief Financial Officer of Education Lending Group and Executive Vice President and Chief Financial Officer of the subsidiaries, Education Lending Services, Inc., Student Loan Xpress, Inc. and Education Funding Resources, LLC. Mr. Clark has been Chief Financial Officer of the Company since April 1999, Executive Vice President since March 1, 2001 and Executive Vice President and Chief Financial Officer of Education Lending Services, Inc., Student Loan Xpress, Inc. and Education Funding Resources, LLC since their incorporation or formation. Mr. Clark was formerly the Chief Financial Officer of DTS Communications, Inc., a software development company bringing electronic closing services to the real estate industry, from May 1996 until February 1998. As Chief Financial Officer, Mr. Clark was responsible for all of the financial affairs of DTS, including budgeting, banking, cash management, investor relations, insurance and financial reporting. Mr. Clark was also responsible for developing and implementing the company's procedures in the areas of purchasing, collections/accounts receivable, inventory, credit approval, payroll/human resources, payment terms and travel.

Douglas L. Feist, Age 55, Director since 1999; Director, Executive Vice President, Secretary and General Counsel of Education Lending Group and Executive Vice President and Secretary of Education Lending Services, Inc, Student Loan Xpress, Inc. and Education Funding Resources, LLC. Mr. Feist has been Secretary and General Counsel of the Company since April 1999, Executive Vice President since March 1, 2001 and Executive Vice President and Secretary of Education Lending Services, Inc., Student Loan Xpress, Inc. and Education Funding Resources, LLC since their incorporation or formation. Mr. Feist was a Senior Vice President and General Counsel of UBL Financial Corporation, an insurance services holding company, from February 1993 through December 1998. Mr. Feist joined Mr. deRose at The Educational Funding Company LLC (American Express Educational Loans) in October 1995 as an owner, Senior Vice President and General Counsel. Mr. Feist currently serves as a Director for Gordon Composites, Inc., Datavision Technologies Corporation and Nytro Multisport Technology, Inc. and is the sole Director and officer of Douglas L. Feist Professional Corporation.

Sam Belzberg, Age 74, Independent Director since 2001; Mr. Belzberg is the President of Gibralt Capital Corporation, a Canadian private investment company which, through its affiliates, has an equity interest in several private and public operating companies as well as significant real estate holdings. Prior to 1991, Mr. Belzberg was Chairman and Chief Executive Officer of First City Financial Corporation Ltd., a seven billion-dollar (Canadian dollars) full service financial institution founded by Mr. Belzberg. Mr. Belzberg is the Chairman of the Dystonia Medical Research Foundation, founded by he and his wife in 1977, and is the Chairman of the Simon Wiesenthal Center of Los Angeles. Mr. Belzberg also serves as a Director of e-Sim Ltd., of Jerusalem, Israel and Diomed Inc.

Leo Kornfeld, Age 80, Director since 2001; Mr. Kornfeld joined the Company as a consultant in August 2001 and has been Executive Vice President of Education Lending Services, Inc. since November 2002. Mr. Kornfeld is President of Kornfeld & Associates, an education consulting firm. Appointed by President Clinton, Mr. Kornfeld served as a Senior Advisor to the Secretary of Education where he assisted the Secretary in re-engineering student lending by developing and operating the Direct Student Loan Program. During his years at the Department of Education, Mr. Kornfeld also served as Chief Information Officer. Mr. Kornfeld was a presidential appointee during the Carter Administration and was responsible, as Deputy Commissioner, for the Student Financial Aid Program. Mr. Kornfeld has also held senior executive positions in various corporations, including Citicorp and Automatic Data Processing.

Richard J. Hughes, Age 48, Independent Director since 2002; Mr. Hughes is the Chief Executive Officer of Milestone Equities LLC, a privately held strategic financial ventures firm that has principally focused on levered buyout transactions and rollups of mid-cap companies. In addition, Milestone is active in the creation and financing of startup software companies. From 1983 through 1996, Mr. Hughes was a partner with KPMG, a big five international accounting firm, where he had extensive experience with companies in the financial, manufacturing, information technology and bioscience industries, with his primary focus on financial services companies. He specialized in providing consulting services related to mergers, acquisitions and reorganizations. Among his managerial responsibilities were quality assurance and assessment, risk management, financial forecasting and reporting and recruiting. Mr. Hughes is a Certified Public Accountant.

Directors' and Officers' Interests and Participation in Exchange Offer

   As of the date of this Prospectus, Education Lending Group's directors and executive officers as a group, comprised of eight persons, beneficially own an aggregate of [927,005] shares of Education Lending Group Common Stock, representing approximately [8.3]% of the total number of shares issued and outstanding as of such date, and options and/or warrants to purchase an additional [1,950,495] shares of Education Lending Group's Common Stock.

   Each Director and officer of Education Lending Group has a right to participate in the Exchange Offer. The Company expects that some of the Company's officers and Directors will participate in Exchange Offer on the same terms as the Company's other stockholders.

        SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

   The following table shows the number of shares of Common Stock beneficially owned as of November 30, 2002 (including options and warrants exercisable within 60 days of that date) by each Director, each executive officer named in the Summary Compensation Table below and all of the Directors and named executive officers as a group.

                                                           Amount and Nature           Percent
                                                                  of                      of
Name and Address(1)                                     Beneficial Ownership(2)   Outstanding Shares
-------------------                                     -----------------------   ------------------
Robert deRose..........................................        1,285,000(3)(4)          11.0 %
Chairman of the Board of Directors and
Chief Executive Officer

Michael H. Shaut.......................................          625,833(4)              5.3 %
Director, President and Chief Operating Officer

James G. Clark.........................................
Director, Executive Vice President and Chief Financial
Officer................................................          145,000(4)              1.3 %

Douglas L. Feist.......................................          145,000(4)               1.3%
Director, Executive Vice President, Secretary and
General Counsel

Samuel Belzberg........................................          125,000(4)(5)(6)        1.1 %
Director
2000-1177 West Hastings Street
Vancouver, British Columbia V6E2K3

Leo Kornfeld...........................................           30,000(4)                 *
Director
4 Turf Avenue
Rye, New York 10580

Richard J. Hughes......................................           50,000(4)                 *
Director
1335 Sutter Street
San Diego, California 92103

Stephen P. Latreille...................................           43,334(4)                 *
Senior Vice President Sales and Marketing, Education
Lending Services, Inc.

Directors and executive officers as a group (8 persons)        2,449,167(3)(4)(5)       19.3 %

--------
* Represents less than 1% of the outstanding shares of Education Lending Group, Inc. on November 30, 2002.
(1) Unless otherwise indicated, the address of the individual is the business address of Education Lending Group, which is 12760 High Bluff Drive, Suite 210, San Diego, California 92130.
(2) Except as otherwise stated in the notes below, beneficial ownership of the shares held by each individual consists of sole voting power and sole investment power, or of voting power and investment power that is shared with the spouse or with family members of the individual.
(3) Includes 10,000 shares in The deRose Foundation, for which Mr. deRose has sole investment power only, and 5,000 shares purchased by Mr. deRose as trustee of his daughter's trust, for which he has sole investment power.
(4) Includes shares of Common Stock that may be acquired pursuant to options or warrants that are currently exercisable or will be within 60 days of November 30, 2002 as follows: deRose--535,000 shares; Shaut 623,333 shares; Clark--78,637 shares; Feist--111,858 shares; Belzberg--50,000 shares; Kornfeld--30,000 shares; Hughes--50,000 shares; and Latreille--43,334 shares.
(5) Includes 75,000 shares of Common Stock held by Gibralt Capital Corporation, for which Mr. Belzberg has sole voting power.

(6) The son of Samuel Belzberg is the owner of Winton Capital Holding LTD, a beneficial owner, as of May 15, 2002, of 1,372,500 shares and the holder of warrants for 62,500 shares of Education Lending Group Common Stock. Samuel Belzberg has no voting or investment power with respect to the shares held by Winton Capital Holding, LTD and disclaims any ownership interest in such shares.

   The following table shows the number of shares of Common Stock beneficially owned as of November 30, 2002 (including options and warrants exercisable within 60 days of that date) by all persons known to Education Lending Group to own beneficially more than 5% of Education Lending Group's Common Stock (other than Mr. deRose and Mr. Shaut, each of whose beneficial ownership is shown above).

                                       Amount and Nature          Percent
                                               of                    of
Name and Address                    Beneficial Ownership)(1) Outstanding Shares
----------------                    ------------------------ ------------------
Roland and Dawn Arnall Living Trust        1,875,000(2)            16.8 %
1100 Town & Country Road
Orange, California 92868

Codan Trust Company Limited........          750,000(3)             6.6 %
Trustee, CNWL Trust
Richmond House
Hamilton, Bermuda

Winton Capital Holding LTD.........        1,435,000(4)            12.8 %
Jaidine House, 4th Floor
Hamilton, Bermuda

--------
(1) Beneficial ownership of the shares held by each individual or entity consists of sole voting power and sole investment power, or of voting power and investment power that is shared with the spouse or family members of the individual.
(2) Based on information obtained from Form 13G filed on November 19, 2002.
(3) Includes 250,000 shares of Common Stock that may be acquired pursuant to a warrant, granted on February 11, 2002, that is currently exercisable.
(4) Based on information obtained from Form 13D filed on October 18, 2002. Includes 62,500 shares of Common Stock that may be acquired pursuant to warrants, granted on February 9, 2001, that are currently exercisable.

                            EXECUTIVE COMPENSATION

Summary Compensation Table

   The following table sets forth the compensation received for the three years ended December 31, 2001 by the Company's Chief Executive Officer and the four other persons who were, at December 31, 2001, the most highly compensated executive officers of the Company or of a subsidiary of the Company.

                                                                 Annual Compensation
                                                                 -------------------
                                  Long-Term Compensation
                                  ----------------------
                                                               Securities
Name and                                       Other Annual    Underlying     All Other
Principal Position        Year Salary($) Bonus Compensation Options/Warrants Compensation
------------------        ---- --------- ----- ------------ ---------------- ------------
Robert deRose............ 2001  162,500    0        0           435,000           0
Chairman and              2000  150,000    0        0           100,000           0
Chief Executive Officer   1999  118,750    0        0                 0           0

Michael H. Shaut......... 2001  131,250    0        0           935,000           0
President and             2000        0    0        0           500,000           0
Chief Operating Officer   1999        0    0        0                 0           0

James G. Clark...........
Executive Vice President  2001  102,500    0        0            63,637           0
and Chief Financial       2000   90,000    0        0            15,000           0
Officer                   1999   71,250    0        0           100,000           0

Douglas L. Feist.........
Executive Vice President, 2001   23,333    0        0           106,858           0
Secretary and General     2000        0    0        0            15,000           0
Counsel                   1999        0    0        0                 0           0

Stephen P. Latreille..... 2001  104,177    0        0            50,000           0
Senior Vice President     2000   16,667    0        0            10,000           0
Sales and Marketing,      1999        0    0        0                 0           0
Education Lending
Services, Inc.

Option Grants in Last Fiscal Year

                        Number of
                        Securities    % of Total Options          Closing
                        Underlying    Granted in Fiscal  Exercise Price on
                     Options/Warrants      Year to       or Base   Grant   Expiration
Name                    Granted(1)        Employees      Price($) Date(2)     Date
----                    ----------        ---------      -------- -------     ----
Robert deRose.......     100,000              5.2          1.54     1.70   7-1-2011
                          35,000              1.8           .90     3.25   9-21-2011
                         300,000             15.7          1.25            8-1-2011

Michael H. Shaut....     600,000             31.3          1.40     1.70   7-1-2011
                          35,000              1.8           .90     3.25   9-21-2011
                         300,000             15.7          1.25            8-1-2011

James G. Clark......      15,000               .8          1.40     1.70   7-1-2011
                          15,000               .8           .90     1.35   9-21-2011
                          33,637              1.8          1.30            10-2-2011

Douglas L. Feist....      10,000               .5          4.00     5.75    Expired
                          65,000              3.4          1.40     1.70   7-1-2011
                          15,000               .8           .90     1.35   9-21-2011
                          16,858               .9          1.30            10-2-2011

Stephen P. Latreille      40,000              2.1          1.40     1.70   7-1-2011
                          10,000               .5           .90            9-21-2011

--------
(1) Options granted in 2001 were granted under the Company's Stock Option Plan. In general, options subject to a vesting schedule vest over a three-year period, with one-third of the options vesting on each anniversary of the grant date. Some options granted in 2001 are subject to a shorter vesting schedule, and some options vested upon the granting of the option in 2001. Warrants granted in 2001 to Messrs. deRose and Shaut, for 300,000 shares each, were immediately exercisable upon grant.
(2) Closing price on the date of grant is disclosed only to the extent that the exercise price of the option or warrant is less than the closing price of a common share of the Company's Common Stock on the date of grant.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Value

                                                           Number of
                                                           Securities         Value of
                                                           Underlying       Unexercised
                                                          Unexercised       In-the-Money
                                                        Options/Warrants  Options/Warrants
                                                           at FY-End         at FY-End
                     Shares Acquired                      Exercisable/      Exercisable/
Name                 On Exercise (#) Value Realized ($)  Unexercisable    Unexercisable(1)
----                 --------------- ------------------  -------------    ----------------
Robert deRose.......        0                0          400,000 / 135,000 285,000 / 111,500
Michael H. Shaut....        0                0          400,000 / 635,000 285,000 / 525,500
James G. Clark......        0                0          48,637 / 30,000   30,273 / 31,500
Douglas L. Feist....        0                0          31,858 / 80,000   15,172 / 71,500
Stephen P. Latreille        0                0          23,333 / 36,667   10,666 / 34,334

--------
(1) Based on the closing price of a Common Share of the Company of $2.20 as reported on The OTC Bulletin Board on December 31, 2001 less the exercise price of the option or warrant.

Agreements with Officers and Directors

Executive Employment Agreements

   On September 15, 2001, the Company entered into Executive Employment Agreements with Robert deRose, James G. Clark, Michael H. Shaut and Douglas L. Feist (the "Agreements"). The Agreements provide for each individual's employment as an executive officer of the Company. The Agreements expire on June 30, 2003. Thereafter, the Agreements may continue on a year-to-year basis. The Agreements provide for an annual base compensation and certain fringe and other employee benefits that are made available to executive officers of the Company.

   Under the Agreements, if the Company terminates the executive officer's employment for "cause" (as defined in the Agreements), the executive officer will be entitled to receive any unpaid base salary earned through the date of termination and any compensation that the executive officer is entitled to as of the date of termination pursuant to any annual incentive compensation plan in effect. In the event of death, disability, termination without cause or termination during the two-year period after a change in control (as defined in the Agreements), the executive officer or his estate, if applicable, is entitled to any unpaid base salary, a prorated amount of any compensation due pursuant to any annual incentive compensation plan in effect and a lump sum distribution of his salary and bonus pursuant to the terms of the Agreements. In addition, the Company will provide the executive officer with continuing health and life insurance coverage for a period of one year. The Agreements also contain a confidentiality clause, a non-solicitation clause and a one-year non-competition clause.

Compensation of Directors

   Generally, the Company's directors do not receive compensation for their services as directors, however, Samuel Belzberg, Leo Kornfeld and Richard Hughes were granted options under the Company's Stock Option Plan for their services as directors. Education Lending Group does not pay directors unaffiliated with Education Lending Group a fee for attending meetings of the Board of Directors.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   Martin A. Mayer, a Director of the Company until November 2001, provided business and financial consulting services to the Company on a month to month basis at the rate of $6,250 per month pursuant to a consulting agreement which was terminated on December 15, 2000.

   During 2000, FAC Enterprises, Inc., (a 5.8% shareholder as of December 31,
2000) loaned $170,000 to the Company, and the Company paid FAC Enterprises, Inc. $210,000 on March 21, 2000, representing the balance of an outstanding 1999 loan and the 2000 loan amount.

   Douglas L. Feist, Executive Vice President, Secretary and General Counsel and a Director of Education Lending Group, is the sole owner of the Law Offices of Douglas L. Feist Professional Corporation, a firm that previously provided legal services to the Company in 2000 for approximately $60,000 in legal fees and in 2001 for approximately $132,882 in legal fees.

   On April 25, 1999, James G. Clark and Martin A. Mayer, each a Director during 1999, exercised stock options for 100,000 and 50,000 shares, respectively, and issued to the Company full recourse promissory notes in the amount of $100,000 and $50,000, respectively, bearing interest at the rate of 7.75% per annum, originally due and payable on or before April 25, 2000. The due date on these notes was extended to June 1, 2001.

   In 1999, the Company made loans to and received notes from each of Douglas
L. Feist, James G. Clark and Martin A. Mayer to provide funding for each of them to purchase shares of the Company's Common Stock. On August 8, 2001, the Company repurchased stock from each of Messrs. Feist, Clark and Mayer, at $3.50 per share of stock, in cancellation of the notes issued to the Company by each of them.

   Leo Kornfeld, a Director of the Company since August 2001, is the President of Kornfeld & Associates, an education consulting firm that provided consulting services to a subsidiary of Education Lending Group in 2001 and 2002. Through October 31, 2002, the Company has paid Mr. Kornfeld $81,000 in consulting fees. Mr. Kornfeld became an employee of Education Lending Services, Inc. on November 1, 2002.

   The son of Samuel Belzberg, a Director of the Company since 2001, is the owner of Winton Capital Holding LTD, a beneficial owner, as of September 30, 2002, of 1,372,500 shares and the holder of warrants for 62,500 shares of Education Lending Group Common Stock. Samuel Belzberg has no voting or investment power with respect to the shares held by Winton Capital Holding LTD.

                                    EXPERTS

   The financial statements of the Company as of and for the years ended December 31, 2001 and 2000 have been included herein in reliance on the report of Swenson Advisors, LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

   With respect to the unaudited financial information of Education Lending Group, Inc. for the nine-month period ended September 30, 2002, included in this Prospectus, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated November 11, 2002 included herein states that they did not audit and they do not express an opinion on that unaudited financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Act.

   The legality of the shares being offered by the Company pursuant to the Exchange Offer has been passed upon for the Company by Thompson Hine LLP. Certain partners of Thompson Hine LLP beneficially own shares of the Company.

                   INDEMNIFICATION OF OFFICERS AND DIRECTORS

   Education Lending Group's Certificate of Incorporation and By Laws eliminate or limit the personal liability of a director of Education Lending Group or its stockholders for monetary damages for breach of fiduciary duty as a director, except that this provision does not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to Education Lending Group or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a known violation of the law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

   Further, Education Lending Group's By Laws provide that Education Lending Group will indemnify all persons whom it may indemnify pursuant to Section 145 of the Delaware General Corporation Law to the full extent permitted therein.
Section 145 provides, subject to various exceptions and limitations, that Education Lending Group may indemnify its directors or officers if such director or officer is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of Education Lending Group, or is or was serving at the request of Education Lending Group as a director or officer of another corporation, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Education Lending Group, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In addition, Education Lending Group will indemnify its directors or officers to the extent that they have been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in the defense of any claim, issue or matter therein, against expenses (including attorneys' fees) actually and reasonably incurred by them in connection therewith.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Education Lending Group pursuant to the foregoing provisions or otherwise, Education Lending Group has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

                            ADDITIONAL INFORMATION

   Education Lending Group is subject to the filing requirements of the Securities and Exchange Act of 1934. In accordance with such requirements, the Company files Annual Reports on Form 10-KSB, Quarterly Reports on Form10-QSB and Current Reports on Form 8-K with the SEC. You can obtain copies of these materials from the SEC's website on the Internet located at http://www.sec.gov. Additionally, this information is available without charge to stockholders upon a written or verbal request to the Company. Written requests for such information should be directed to Education Lending Group's corporate Secretary at 12760 High Bluff Drive, Suite 210, San Diego, California 92130. To request such information verbally, contact Education Lending Group's corporate Secretary at (858) 617-6080. To obtain timely delivery of such information, any stockholder requesting such information must do so no later than five business days before the date on which such stockholder must make an investment decision relating to this Prospectus. The final date on which stockholders can
participate in the Exchange Offer is [             ], 2003, and therefore
requests for such business and financial information must be received by
Education Lending Group's corporate Secretary no later than [             ],
2003.

   In accordance with the rules of the SEC, this Prospectus excludes some portions of Education Lending Group's registration statement for the offered Common Stock, including the exhibits and schedules. The registration statement has been filed with the SEC and may be examined on the SEC's website at the Internet address indicated above.

                          FORWARD LOOKING INFORMATION

   This Prospectus contains certain forward-looking information that involve substantial risks and uncertainties. When used in this Prospectus, the words "anticipate," "believe," "estimate," "expect," and similar expressions as they relate to Education Lending Group or its management are intended to identify such forward-looking statements. Education Lending Group's actual results, performance, or achievements could differ materially from those expressed in, or implied by, these forward-looking statements due to, among other things, changes in the interest rate or changes in the regulations relating to federal guarantees of student loans. Historical operating results are not necessarily indicative of the trends in operating results for any further period.

                       DIRECT III MARKETING GROUP, INC.

                             FINANCIAL STATEMENTS

Report of Independent Auditors....................................................... F-2

Consolidated Balance Sheets as of December 31, 2001 and December 31, 2000............ F-3

Consolidated Statements of Operations For the Years Ended December 31, 2001
  and December 31, 2000.............................................................. F-4

Consolidated Statements of Stockholders' Equity For the Years Ended December 31, 2001
  and December 31, 2000.............................................................. F-5

Consolidated Statements of Cash Flows for the Years Ended December 31, 2001
  and December 31, 2000.............................................................. F-6

Notes to Consolidated Financial Statements........................................... F-7

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors and Shareholders
Direct III Marketing Group, Inc.

   We have audited the accompanying consolidated balance sheets of Direct III Marketing Group, Inc., a Delaware Corporation, as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Direct III Marketing Group, Inc. as of December 31, 2001 and 2000, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ SWENSON ADVISORS, LLP
An Accountancy Firm

San Diego, California
February 18, 2002

                       DIRECT III MARKETING GROUP, INC.
                          CONSOLIDATED BALANCE SHEETS
                          December 31, 2001 and 2000

                                                                               2001         2000
                                                                               ----         ----
                                 ASSETS
Current assets:
   Student loans, net..................................................... $44,446,940  $        --
   Warehouse loan facility advances.......................................   4,232,634           --
   Cash and cash equivalents..............................................   1,705,113      279,181
   Interests and other receivables........................................     339,376           --
   Other..................................................................     153,240       50,115
                                                                           -----------  -----------
Total current assets......................................................  50,877,303      329,296
                                                                           -----------  -----------
Property and equipment, net...............................................     409,957       18,940
                                                                           -----------  -----------
Other assets:
   Deferred financing costs...............................................     115,556           --
   Other..................................................................      21,489        4,259
                                                                           -----------  -----------
Total other assets........................................................     137,045        4,259
                                                                           -----------  -----------
Total assets.............................................................. $51,424,305  $   352,495
                                                                           ===========  ===========

                  LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable....................................................... $   530,842  $    60,159
   Accrued expenses and other liabilities.................................     190,375       32,602
                                                                           -----------  -----------
Total current liabilities.................................................     721,217       92,761
                                                                           -----------  -----------
Warehouse loan facility...................................................  50,000,000           --
                                                                           -----------  -----------
Stockholders' equity:
   Preferred stock--$.001 par value, 10,000,000 shares authorized.........          --           --
   Common stock--$.001 par value, 40,000,000 shares authorized;
                 9,156,417 and 4,410,250 shares issued and outstanding at
                 December 31, 2001 and 2000, respectively.................       9,156        4,410
   Additional paid in capital.............................................   6,214,727    1,875,590
   Retained deficit.......................................................  (5,520,795)  (1,393,927)
                                                                           -----------  -----------
                                                                               703,088      486,073
   Less: notes receivable from shareholders...............................          --     (226,339)
                                                                           -----------  -----------
Total stockholders' equity................................................     703,088      259,734
                                                                           -----------  -----------
Total liabilities and stockholders' equity................................ $51,424,305  $   352,495
                                                                           ===========  ===========

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                For the Years Ended December 31, 2001 and 2000

                                                            2001         2000
                                                            ----         ----
Interest Income:
          Student loans, net........................... $   156,224  $        --
          Investments..................................      16,826           --
                                                        -----------  -----------
                                                            173,050           --
                                                        -----------  -----------
Cost of interest income:
          Interest and related expenses................     274,586           --
          Loan servicing fees..........................      83,422           --
                                                        -----------  -----------
                                                            358,008           --
                                                        -----------  -----------
                                                                              --
Net interest expense...................................    (184,958)          --
                                                        -----------  -----------
Other income...........................................      72,082       66,210
Operating expenses:
          General and administrative...................   2,903,306      506,148
          Legal and professional.......................   1,007,218      184,110
          Interest expense on stockholder loans........      74,634       15,070
          Note receivable reserve......................          --      370,417
          Depreciation.................................      27,234        4,046
                                                        -----------  -----------
Total operating expenses...............................   4,012,392    1,079,791
                                                        -----------  -----------
Loss before income tax provision.......................  (4,125,268)  (1,013,581)
Income tax provision...................................       1,600          800
                                                        -----------  -----------
Net loss............................................... $(4,126,868) $(1,014,381)
                                                        ===========  ===========
Net loss per share:
          Basic........................................ $    (0.779) $    (0.236)
                                                        -----------  -----------
Weighted average common shares outstanding:
          Basic........................................   5,297,240    4,301,083
                                                        -----------  -----------

                       DIRECT III MARKETING GROUP, INC.
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                For the Years Ended December 31, 2001 and 2000

                                                 Common Stock

                                                             Additional
                                           Number             Paid in      Retained
                                          of Shares  Amount   Capital      Deficit       Total
                                          ---------  ------   -------      -------       -----
Balance, December 31, 1999............... 3,741,250   3,741     278,759     (379,546)     (97,046)
Issuance of Common Stock.................   669,000     669   1,596,831           --    1,597,500
Net loss, for the year ended December 31,
  2000...................................        --      --          --   (1,014,381)  (1,014,381)
                                          ---------  ------  ----------  -----------  -----------
Balance, December 31, 2000............... 4,410,250   4,410   1,875,590   (1,393,927)     486,073
                                          ---------  ------  ----------  -----------  -----------
Issuance of Common Stock................. 4,813,480   4,813   4,574,667           --    4,579,480
Cancellation of stockholders'
 note receivable.........................   (67,313)    (67)   (235,530)                 (235,597)
Net loss, for the year ended December 31,
  2001...................................        --      --          --   (4,126,868)  (4,126,868)
                                          ---------  ------  ----------  -----------  -----------
Balance, December 31, 2001............... 9,156,417  $9,156  $6,214,727  $(5,520,795) $   703,088
                                          =========  ======  ==========  ===========  ===========

                       DIRECT III MARKETING GROUP, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                For the Years Ended December 31, 2001 and 2000

                                                                                2001          2000
                                                                                ----          ----
Cash flows from operating activities:
   Net income.............................................................. $ (4,126,868) $(1,014,381)
   Adjustments to reconcile net income (loss) to net cash from operations:
          Depreciation and amortization....................................       42,772        4,046
   (Increase) decrease in assets:
          Interest and other receivables...................................     (348,635)      11,563
          Other assets.....................................................     (251,449)     (10,956)
   Increase (decrease) in liabilities:
          Accounts payable.................................................      470,683       34,796
          Accrued expenses and other liabilities...........................      157,774      (58,606)
                                                                            ------------  -----------
Net cash used by operating activities......................................   (4,055,723)  (1,033,538)
                                                                            ------------  -----------
Cash flows from investing activities:
   Purchase of student loans...............................................  (44,446,940)          --
   Warehouse loan facility advances........................................   (4,232,634)          --
   Acquisition of property and equipment...................................     (418,251)      (9,184)
                                                                            ------------  -----------
Net cash used by investing activities......................................  (49,097,825)      (9,184)
                                                                            ------------  -----------
Cash flows from financing activities:
   Proceeds from credit facilities.........................................   50,000,000           --
   Payment of credit facility..............................................           --     (250,000)
   Notes receivable from stockholders......................................           --      (26,339)
   Proceeds from issuance of stock.........................................    4,579,480    1,597,500
                                                                            ------------  -----------
Net cash provided by financing activities..................................   54,579,480    1,321,161
                                                                            ------------  -----------
Net increase in cash and cash equivalents..................................    1,425,932      278,439
Cash and cash equivalents at beginning of period...........................      279,181          742
                                                                            ------------  -----------
Cash and cash equivalents at end of period................................. $  1,705,113  $   279,181
                                                                            ============  ===========
Supplemental disclosure of cash flow information:
   Cash paid during the year for interest.................................. $    121,666  $    15,070
                                                                            ============  ===========
   Cash paid during the year for income taxes.............................. $      1,600  $       800
                                                                            ============  ===========

                       DIRECT III MARKETING GROUP, INC.
                  CONSOLIDATED NOTES TO FINANCIAL STATEMENTS
                For the Years Ended December 31, 2001 and 2000

Note 1--Summary of Organization and Significant Accounting Policies

      Organization and Principles of Consolidation--Direct III Marketing Group, Inc. (the Company) was incorporated in Delaware on March 26, 1999. The Company was formed to identify and acquire enterprises in the student loan business. Without consummating any acquisitions, in September, 2001, through Grad Partners, Inc. and Grad Partners Premier, LLC, the Company began operations related to marketing, originating, and purchasing student loans. The Company, through these subsidiaries, will originate or purchase Federal Family Education Loan Program student loans that are eligible for guarantee from the Department of Education, HEAL loans eligible for guarantee by the Secretary of Health and Human Services, federally guaranteed consolidation loans and other eligible student loans. To facilitate originating and purchasing student loans, the Company arranged a warehouse loan facility with a financial institution. Additionally, the Company has established relationships with certain entities to act as administrator, indenture trustee, eligible lender trustee, and servicer for the student loans, as defined in the Indenture dated as of August 17, 2001, between Grad Partners, Inc., Grad Partners Premier, LLC, and certain financial institutions.

      On April 20, 1999, Whirlwind Ventures, Inc. was merged into the Company. The merger was treated in a manner similar to a pooling of interests. Grad Partners, Inc., a wholly owned subsidiary of the Company, was incorporated by the Company in Delaware on October 3, 2000. Grad Partners Premier, LLC was formed in Delaware on July 19, 2001. Grad Partners, Inc. is the sole equity member of Grad Partners Premier, LLC. Student Loan Xpress, Inc. a wholly owned subsidiary of the Company was incorporated in Delaware on November 11, 2000 and began operations in November, 2001. The consolidated financial statements include the accounts of Direct III Marketing Group, Inc., Grad Partners, Inc., Grad Partners Premier, LLC, and Student Loan Xpress, Inc. All significant intercompany accounts and transactions have been eliminated in consolidation.

      Cash, Cash Equivalents and Credit Risk--The Company considers all unrestricted highly liquid investments purchased with maturities of three months or less to be cash equivalents. The carrying value of cash equivalents approximates fair value. The Company maintains its cash accounts at institutions that are insured by the Federal Deposit Insurance Corporation. At times, the Company may maintain cash balances that exceed the insurance limit of $100,000 per bank. However, the Company considers its credit risk associated with cash and cash equivalents to be minimal.

      Estimates--The process of preparing financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions regarding certain types of assets, liabilities, revenues, and expenses. Such estimates primarily relate to unsettled transactions and events as of the date of the financial statements. Accordingly, upon settlement, actual results may differ from estimated amounts.

      Reclassifications--Certain accounts in the prior year financial statements have been reclassified for comparative purposes to conform to the presentation in the current-year financial statements.

      Depreciation--Property and equipment is stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the assets, which range from three to seven years.

      Fair Value of Financial Instruments--The carrying amounts of cash and cash equivalents, accounts payable, accrued expenses and other liabilities approximate fair market value due to the short maturity of these instruments.

                       DIRECT III MARKETING GROUP, INC.

      Loss Per Share--Basic loss per share is computed by dividing the loss available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted loss per share in the periods presented is equal to basic loss per share since any additional dilutive potential common shares are considered antidilutive.

      Recently Issued Accounting Pronouncements--In June, 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivatives Instruments and Hedging Activities". SFAS No. 133 requires companies to recognize all derivatives contracts as either assets or liabilities in the balance sheet and to measure them at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge. The methodology by which gain or loss is recognized depends upon whether the derivative has been designated as a hedge. SFAS No. 133, as amended by SFAS No. 137 and SFAS No. 138, is effective for all fiscal quarters for fiscal years beginning after June 15, 2000. Historically, the Company has not entered into derivative contracts. Accordingly, the Company does not expect adoption of the new standard to affect the financial statements.

      In June 2001, the Financial Accounting Standards Board issued SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets". SFAS No. 141 requires that all business combinations be accounted for by the purchase method and applies to all business combinations initiated after June 30, 2001. SFAS No. 142 is to be applied starting with fiscal years beginning after December 15, 2001, although early application is permitted for entities with fiscal years beginning after March 15, 2001. SFAS 142 changes the accounting for goodwill and other intangible assets. Goodwill and certain intangible assets will no longer be amortized but will be tested for impairment and impairment losses will be recognized when necessary. The Company does not expect adoption of these new standards to affect the financial statements.

      In August 2001, the Financial Accounting Standards Board issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". This statement established the accounting model for long-lived assets to be disposed of by sale and applies to all long-lived assets, including discontinued operations. The statement requires that all long-lived assets be measured at the lower of carrying amount or fair value less cost to sell. The Company does not expect adoption of this new standard to affect the financial statements.

Note 2--Property and Equipment

      Property and equipment is stated at cost, less accumulated depreciation, as follows:

                  Computers and equipment........... $328,781
                  Web Site..........................   99,440
                  Furniture and fixtures............   14,659
                  Tenant improvements...............    1,052
                                                     --------
                                                      443,932
                     Less: accumulated depreciation.   33,975
                                                     --------
                  Property and equipment, net....... $409,957
                                                     ========

      Depreciation expense for 2001 and 2000 was $27,234 and $4,046, respectively.

Note 3--Income Taxes

      The Company provides for income taxes using an asset and liability based approach. Deferred income tax assets and liabilities are recorded to reflect the tax consequences on future years of temporary

                       DIRECT III MARKETING GROUP, INC.

      differences of revenue and expense items for financial statement and income tax purposes. There is a deferred tax asset of approximately $2,320,000 relating primarily to the net operating loss carryforwards generated by the operations of the Company and the note receivable reserve. The valuation allowance has increased by approximately $1,640,000 for the year ended December 31, 2001. For financial reporting purposes, the deferred tax asset has been fully offset by a valuation allowance since it is uncertain whether any future benefit will be realized. Current income tax expense is $1,600, which represents the statutory franchise tax.

      A reconciliation of the statutory U.S. federal rate and effective rates is as follows:

                                             2001        2000
                                             ----        ----
Income tax benefits..................... $(1,403,135) $(344,618)
State income benefit, net of federal tax    (240,596)   (59,092)
Valuation allowance.....................   1,639,924    408,509
Other, net..............................       5,407     (3,999)
                                         -----------  ---------
Income tax expense...................... $     1,600  $     800
                                         ===========  =========

      The Company has net operating loss carryforwards as follows:

                        Balance of      Year of
Year Loss Generated Loss Carryforwards Expiration
------------------- ------------------ ----------
 December 31, 1999      $  372,410        2019
 December 31, 2000         642,156        2020
 December 31, 2001       4,166,083        2021
                         --------
                        $5,180,649
                        ==========

Note 4--Commitments

      The following is a schedule of future minimum operating lease payments:

            For the years ending December 31,
            ---------------------------------
                                 2002..................... $  270,555
                                 2003.....................    300,119
                                 2004.....................    310,264
                                 2005.....................     77,931
                           2006 and thereafter............     66,192
                                                           ----------
                                                           $1,025,061
                                                           ==========

      The minimum lease payments include a non-cancelable operating lease that expires on March 16, 2004, and two non-cancelable operating leases that began in February 2002 and expire in 2005 and 2007, respectively.

      The Company also has a capital lease that began in 2002. Payments are for 24 months. There was an initial payment of approximately $110,000, which will be followed by 11 payments of approximately $11,800 and 1 payment for approximately $51.

      Net rent expense for the years ended December 31, 2001 and 2000 is $74,032 and $42,653, respectively.

                       DIRECT III MARKETING GROUP, INC.

Note 5--Notes Receivable from Stockholders

      In April 1999, the Company executed three notes receivable for common stock with certain officers and directors of the Company for a total of $200,000. The notes bear interest at 7.75% and were due in April 2000. During 2000, the Board of Directors approved an extension of the due date to June 1, 2001. For the year ended December 31, 2000, the notes receivable and related accrued interest are shown as a reduction of stockholders' equity. In 2001, the Company purchased and retired 67,313 shares of common stock, and cancelled the notes receivable as payment in full for outstanding principal and interest.

Note 6--Note Receivable

      A note receivable from an unrelated party in connection with a proposed acquisition in 2000 for $350,000 was originally due on October 31, 2000. The note bears simple interest at the rate of 10% per annum. The Company has established a valuation allowance of $370,417 to fully offset the note receivable and any accrued interest income since the acquisition will not occur. Interest income related to the note receivable in 2000 was $20,417. In 2001, the Company received payments of $50,000 related to this note which were recorded as other income.

Note 7--Common Stock and Warrants

      The Company has one class of common stock. There are no preferences related to dividends, voting rights, or dissolution. In March, 2000 the Company completed the sale of 667,000 shares of common stock through a private placement. Proceeds from the private placement were $1,597,500, net of fees of $75,000. During 2001, the Company issued 4,813,480 shares of common stock. 3,950,000 shares were sold for $3,716,000, net of fees of $234,000. Notes payable of $863,480 were converted into 863,480 shares of common stock in 2001.
      SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), allows companies to measure compensation cost in connection with executive share option plans and schemes using a fair value based method, or to continue to use an intrinsic value based method which generally does not result in a compensation cost. The Company has decided to continue to use the intrinsic value based method and does not recognize compensation expense for the issuance of options with an exercise price equal to or greater than the market price at the time of grant. Had the fair value based method been adopted consistent with the provisions of SFAS 123, the Company's pro forma net loss and pro forma net loss per common share for 2001 and 2000 would have been as follows:

                                     December 31, 2001 December 31, 2000
                                     ----------------- -----------------
Pro forma net loss..................   ($6,622,704)      ($1,957,193)
Pro forma basic and diluted loss per
  common share......................        ($1.25)           ($0.46)

      The Company has 2,944,750 warrants outstanding at December 31, 2001, of which 2,913,500 were issued during 2001. As required by SFAS No. 123, the Company provides the following disclosure of hypothetical values for the warrants issued during 2001. The warrants are valued at $.51 at December 31, 2001. This value was estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions for 2001: expected volatility of 78%, risk free interest rate of 4.4% and expected life of
      4.69 years. Had compensation expense been recorded based on these hypothetical values, the Company's net loss would have increased by $1,485,885.

                       DIRECT III MARKETING GROUP, INC.

      The Company has 1,803,495 stock options outstanding at December 31, 2001 of which 1,383,495 were issued during 2001. As required by SFAS No. 123, the Company provides the following disclosure of hypothetical values for the options issued during 2001. The stock options are valued at $.73 at December 31, 2001. These values were estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions for 2001: expected volatility of 78%, risk free interest rate of 5.1% and expected life 9.21 years. Had compensation expense been recorded based on these hypothetical values, the Company's net loss would have increased by $1,009,951.

      Pro forma disclosures are not likely to be representative of the effects of reported pro forma net income and earnings per share in future years as additional options may be granted in future years and the vesting of options already granted will impact the pro forma disclosures.

      Changes in stock options and warrants are summarized below:

                                                Weighted      Weighted
                                                Average     Average Fair
             Stock Options          Shares   Exercise Price Value Granted
             -------------        ---------  -------------- -------------
       Balance, December 31, 2000   460,000      $5.15          $1.95
                Issued........... 1,393,495       1.46           0.73
                Expired..........   (50,000)     (4.00)
                                  ---------      -----
       Balance, December 31, 2001 1,803,495      $2.33
                                  =========      =====

               Warrants
               --------
       Balance, December 31, 2001    31,250      $6.00          $1.44
                Issued........... 2,913,500       1.35           0.51
                                  ---------      -----
       Balance, December 31, 2001 2,944,750      $1.40
                                  =========      =====

      The exercise price for the stock options varies from $.90 to $4.00 per share. The exercise price for the warrants varies from $1.00 to $4.00.

Note 8--Stock Option Plan

      The Direct III Marketing Group, Inc. 1999 Stock Option Plan, effective April 21, 1999 and amended and restated on July 1, 2001, provides for the granting of Incentive Stock Options to certain individuals involved with the Company at the direction of the Board of Directors and the Compensation Committee. As of December 31, 2001, the Company had granted qualified incentive stock options for the purchase of 1,528,495 shares of common stock from $0.90 per share to $4.00 per share. All the options are for a term of 10 years except for an option for 100,000 shares which has a term of 5 years. Certain options are fully vested while others vest over three years or according to certain operational benchmarks. The Company has granted nonstatutory stock options to certain individuals. These stock options provide for the purchase of 100,000 shares at $4.00 per share and 175,000 shares at $7.00 per share.

Note 9--Warehouse Loan Facility

      There is a warehouse loan facility with a financial institution to fund the purchase of student loans. The maximum facility amount is $150,000,000 with a maturity date of August 25, 2004, unless extended. As of December 31, 2001, $50,000,000 has been advanced to the Company. Interest accrues at the CP Rate or the Alternate Base Rate as defined in the Indenture. The Alternate Base Rate is the higher of the

                       DIRECT III MARKETING GROUP, INC.

      prime rate announced by the financial institution or the Federal Funds Rate plus 0.50%. The CP Rate is determined using the discount rate for Commercial Paper Notes and related commissions and fees. The Company is currently accruing interest based on the CP Rate. As of December 31, 2001, the Company had purchased student loans of approximately $44,400,000. All of the student loans held by the Company are guaranteed by the Federal Government. The current guarantee percentage is 98% of the loan. The Company has recorded a loan loss reserve of approximately $53,000. (See Note 15).

Note 10--Indenture Fees and Loan Premiums

      Certain fees are payable in connection with the Indenture. These are commitment fees, program fees, annual administration fees, and certain Indenture Trustee fees. Where applicable these fees are expensed over the three-year indenture period. Premium amounts paid for a financed student loan and other related fees are amortized over the life of the loan.

Note 11--Statement of Cash Flows

      Non-cash transactions during 2001 included the repurchase by the Company of 67,313 shares of common stock to cancel notes receivable from stockholders in the principal amount of $200,000 plus accrued interest. Also, during 2001, promissory notes with an aggregate principal amount of $850,000 plus accrued interest were converted into common stock at $1.00 per share. (See Note 7.)

Note 12--Related Party Transactions

      Certain officers, directors, and board members received fees related to legal and consulting services. For the years ended December 31, 2001 and 2000, the Company paid approximately $161,053 and $122,000, respectively, for these services. In 2001, certain officers received interest payments of approximately $23,200 related to funds advanced to the Company.

Note 13--Acquisition

      In January 2001, the Company had a signed letter of intent to acquire a student loan marketing company for cash and shares of common stock of the Company. The acquisition was not consummated and the Company has agreed to arbitrate the possible payment of a break-up fee of $500,000. Management believes the Company will be successful on the merits of the issues being arbitrated.

Note 14--Line of Credit

      Effective October 22, 2001, the Company obtained a $500,000 line of credit with a bank that is due on June 30, 2002. Interest is payable at the bank's prime rate. As of December 31, 2001, the balance on the line of credit is $0.

Note 15--Liquidity and Subsequent Events

      The accompanying financial statements have been prepared assuming the Company will continue as a going concern. In the opinion of management, the Company will be able to improve its profitability and continue to raise adequate capital to meet its working capital requirements. The Company has a $500,000 line of credit, as discussed above, available for working capital needs. Management believes additional working capital, if needed, can be raised through an additional private security offering.

      In February 2002, the warehouse loan facility was increased to a maximum amount of $350,000,000.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification of Directors and Officers

   Education Lending Group's Certificate of Incorporation and By Laws eliminate or limit the personal liability of a director of Education Lending Group or its stockholders for monetary damages for breach of fiduciary duty as a director, except that this provision does not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to Education Lending Group or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a known violation of the law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

   Further, Education Lending Group's By Laws provide that Education Lending Group will indemnify all persons whom it may indemnify pursuant to Section 145 of the Delaware General Corporation Law to the full extent permitted therein.
Section 145 provides, subject to various exceptions and limitations, that Education Lending Group may indemnify its directors or officers if such director or officer is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of Education Lending Group, or is or was serving at the request of Education Lending Group as a director or officer of another corporation, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Education Lending Group, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In addition, Education Lending Group will indemnify its directors or officers to the extent that they have been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in the defense of any claim, issue or matter therein, against expenses (including attorneys' fees) actually and reasonably incurred by them in connection therewith.

Undertakings

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Education Lending Group pursuant to the foregoing provisions or otherwise, Education Lending Group has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

   Education Lending Group hereby undertakes to respond to requests for information that is incorporated by reference into this Prospectus within one business day of receipt of such request and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

   Education Lending Group hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Exhibits

Number                                              Description
------                                              -----------

 3.1   Amended and Restated Certificate of Incorporation of the Company(1)

 3.2   Bylaws of the Company(2)

 3.3   Articles of Merger(2)

 3.4   Certificate of Ownership and Merger(2)

 4.1   Form of Common Stock Certificate(2)

 5*    Opinion of Thompson Hine LLP

10.1   Direct III Marketing, Inc. Stock Option Plan, as amended (1)

10.2   Executive Employment Agreement, dated September 15, 2001 between Education Lending Group, Inc.
         and Robert deRose(3)

10.3   Executive Employment Agreement, dated September 15, 2001 between Education Lending Group, Inc.
         and Michael H. Shaut(3)

10.4   Executive Employment Agreement, dated September 15, 2001 between Education Lending Group, Inc.
         and James G. Clark(3)

10.5   Executive Employment Agreement, dated September 15, 2001 between Education Lending Group, Inc.
         and Douglas L. Feist(3)

10.6   Indenture dated as of October 18, 2002 among Education Funding Resources, LLC, Corporate
         Receivables Corporation, Corporate Asset Funding Company, Inc., certain financial institutions from time to time party thereto, Citicorp North America, Inc., Fifth Third Bank and Education
         Lending Services, Inc.

10.7   Indenture of Trust dated as of May 1, 2002 as supplemented on May 1, 2002 by the 2002-1 Series A&B
         Supplemental Indenture of Trust, and on August 1, 2002 by the 2002-2 Series A&B Supplemental
         Indenture of Trust, between Education Funding Capital Trust--I and Fifth Third Bank, as indenture trustee and trust eligible lender trustee.

10.8   Servicing Agreement entered into as of May 1, 2002, as supplemented on August 1, 2002, among
         Grad Partners, Inc., Education Funding Capital Trust--I and Fifth Third Bank.

10.9   Second Amended and Restated Credit Agreement dated as of March 26, 2002, among Grad Partners,
         Inc., Student Loan Xpress, Inc. and Fifth Third Bank.

10.10  Security Agreement dated as of September 17, 2001 among Grad Partners, Inc., Fifth Third Bank, as eligible lender trustee for Grad Partners, Inc., and Fifth Third Bank, as amended by First Amendment to Security Agreement dated as of January 7, 2002 and Second Amendment to Security Agreement
         dated as of March 26, 2002.

10.11  Amended and Restated Continuing Guaranty Agreement dated as March 26, 2002 among Direct III,
         Marketing, Inc. and Fifth Third Bank.

10.12  Security Agreement dated as of March 26, 2002, among Student Loan Xpress, Inc., Fifth Third Bank as eligible lender trustee for Student Loan Xpress, Inc. and Fifth Third Bank.

            Number                    Description
            ------                    -----------

             15.1  Report of Independent Accountants

             15.2  Letter on Unaudited Interim Financial Information

           21   List of Subsidiaries

           23.1 Consent of Independent Auditors

           23.2 Consent of Thompson Hine LLP (including in Exhibit 5)

           24   Power of attorney

--------
(1) Incorporated by reference from the Company's Proxy Statement filed April 15, 2002.
(2) Incorporated by reference from the Company's Form 10-SB Registration Statement filed March 17, 2000.
(3) Incorporated by reference from the Company's Form 10-KSB filed March 29,
    2002.
 * To be filed by amendment

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, Education Lending Group has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Diego, State of California, on December 16, 2002.

                                              EDUCATION LENDING GROUP, INC.

                                              By:      /s/  ROBERT DEROSE
                                                  -----------------------------
                                                     Robert deRose, Chairman
                                                   and Chief Executive Officer

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities noted on December 16, 2002.

          Signature                               Title
          ---------                               -----

     /s/  ROBERT DEROSE*       Director and Chief Executive Officer
-----------------------------  (Principal Executive Officer)
        Robert deRose

   /s/  MICHAEL H. SHAUT*      Director, President and Chief Operating
-----------------------------    Officer
      Michael H. Shaut

    /s/  JAMES G. CLARK*       Director, Executive Vice President, and
-----------------------------  Chief Financial Officer (Principal
       James G. Clark          Accounting and Financial Officer)

    /s/  DOUGLAS L. FEIST      Director, Executive Vice President,
-----------------------------  Secretary, and General Counsel
      Douglas L. Feist

     /s/  SAM BELZBERG*        Director
-----------------------------
        Sam Belzberg

     /s/  LEO KORNFELD*        Director
-----------------------------
        Leo Kornfeld

   /s/  RICHARD J. HUGHES*     Director
-----------------------------
      Richard J. Hughes

* By Douglas L. Feist, attorney in fact